EXHIBIT 2.2

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AMONG

INVIVO THERAPEUTICS HOLDINGS CORP.

INVIVO THERAPEUTICS ACQUISITION CORP.

AND

INVIVO THERAPEUTICS CORPORATION

October 26, 2010

TABLE OF CONTENTS

ARTICLE I: THE MERGER		2
1.1	The Merger	2
1.2	Private Placement Offering	2
1.3	Registration Statement	2
1.4	Bridge Loan	2
1.5	The Closing	3
1.6	Actions at the Closing	3
1.7	Additional Actions	3
1.8	Conversion of Company Securities	4
1.9	Dissenting Shares	4
1.10	Fractional Shares	5
1.11	Options and Warrants	5
1.12	[Intentionally Omitted]	6
1.13	Certificate of Incorporation and ByLaws	6
1.14	No Further Rights	6
1.15	Closing of Transfer Books	6
1.16	Post-Closing Adjustment	7
1.17	Exemption From Registration	7
ARTICLE II: REPRESENTATIONS AND WARRANTIES OF THE COMPANY		8
2.1	Organization, Qualification and Corporate Power	8
2.2	Capitalization	8
2.3	Authorization of Transaction	9
2.4	Noncontravention	9
2.5	Subsidiaries	9
2.6	Financial Statements	9
2.7	Absence of Certain Changes	9
2.8	Undisclosed Liabilities	10
2.9	Tax Matters	10
2.10	Assets	11
2.11	Owned Real Property	11
2.12	Real Property Leases	11
2.13	Contracts	11
2.14	Accounts Receivable	12

2.15	Powers of Attorney	12
2.16	Insurance	12
2.17	Litigation	12
2.18	Employees	12
2.19	Employee Benefits	13
2.20	Environmental Matters	14
2.21	Legal Compliance	14
2.22	Customers and Suppliers	15
2.23	Permits	15
2.24	Certain Business Relationships With Affiliates	15
2.25	Brokers’ Fees	15
2.26	Books and Records	15
2.27	Intellectual Property	15
2.28	Disclosure	16
2.29	Duty to Make Inquiry	16
ARTICLE III: REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE ACQUISITION SUBSIDIARY		16
3.1	Organization, Qualification and Corporate Power	16
3.2	Capitalization	17
3.3	Authorization of Transaction	17
3.4	Noncontravention	17
3.5	Subsidiaries	17
3.6	Exchange Act Reports	18
3.7	Compliance with Laws	18
3.8	Financial Statements; Internal Controls	18
3.9	Absence of Certain Changes	19
3.10	Litigation	19
3.11	Undisclosed Liabilities	19
3.12	Tax Matters	19
3.13	Assets	20
3.14	Owned Real Property	20
3.15	Real Property Leases	20
3.16	Contracts	21
3.17	Accounts Receivable	21

3.18	Powers of Attorney	22
3.19	Insurance	22
3.20	Warranties	22
3.21	Employees	22
3.22	Employee Benefits	22
3.23	Environmental Matters	23
3.24	Permits	24
3.25	Certain Business Relationships With Affiliates	24
3.26	Tax-Free Reorganization	24
3.27	Split-Off	25
3.28	Brokers’ Fees	25
3.29	Disclosure	25
3.30	Interested Party Transactions	25
3.31	Duty to Make Inquiry	25
3.32	Accountants	25
3.33	Minute Books	25
3.34	Board Action	25
ARTICLE IV: COVENANTS		26
4.1	Closing Efforts	26
4.2	Governmental and Thirty Party Notices and Consents	26
4.3	Current Report	26
4.4	Operation of Business	26
4.5	Access to Information	27
4.6	Operation of Business	27
4.7	Access to Information	28
4.8	Expenses	29
4.9	Indemnification	29
4.10	Quotation of Merger Shares	29
4.11	Split-Off	29
4.12	Stock Option Plan	29
4.13	Information Provided to Company Stockholders	29
4.14	No Shorting	29
ARTICLE V: CONDITIONS TO CONSUMMATION OF MERGER		30
5.1	Conditions to Each Party’s Obligations	30

5.2	Conditions to Obligations of the Parent and the Acquisition Subsidiary	30
5.3	Conditions to Obligations of the Company	31
ARTICLE VI: INDEMNIFICATION		32
6.1	Indemnification by the Company Stockholders	32
6.2	Indemnification by the Parent	32
6.3	Indemnification Claims by the Parent	32
6.4	Survival of Representations and Warranties	33
6.5	Limitations on Parent’s Claims for Indemnification	34
ARTICLE VII: DEFINITIONS		34
ARTICLE VIII: TERMINATION		36
8.1	Termination by Mutual Agreement	36
8.2	Termination for Failure to Close	36
8.3	Termination by Operation of Law	36
8.4	Termination for Failure to Perform Covenants or Conditions	36
8.5	Effect of Termination or Default; Remedies	36
8.6	Remedies; Specific Performance	36
ARTICLE IX: MISCELLANEOUS		37
9.1	Press Releases and Announcements	37
9.2	No Third Party Beneficiaries	37
9.3	Entire Agreement	37
9.4	Succession and Assignment	37
9.5	Counterparts and Facsimile Signature	37
9.6	Headings	37
9.7	Notices	37
9.8	Governing Law	38
9.9	Amendments and Waivers	38
9.10	Severability	38
9.11	Submission to Jurisdiction	38
9.12	Construction	38

EXHIBITS
Exhibit A	Form of Split-Off Agreement
Exhibit B	Form of Opinion of Counsel to the Company
Exhibit C	Form of Opinion of Counsel to the Parent and the Acquisition Subsidiary

v

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 26, 2010, by and among InVivo Therapeutics Holdings Corp. (f/k/a Design Source, Inc.), a Nevada corporation (the “Parent”), InVivo Therapeutics Acquisition Corp., a Delaware corporation (the “Acquisition Subsidiary”) and InVivo Therapeutics Corporation, a Delaware corporation (the “Company”). The Parent, the Acquisition Subsidiary and the Company are each a “Party” and referred to collectively herein as the “Parties.”

WHEREAS, this Agreement contemplates a merger of the Acquisition Subsidiary with and into the Company, with the Company remaining as the surviving entity after the merger (the “Merger”), whereby the stockholders of the Company will receive common stock of the Parent in exchange for their capital stock of the Company;

WHEREAS, simultaneously with the closing of the Merger, the Parent shall complete a private placement of 7,000,000 units of securities of the Parent, at the purchase price of $1.00 per unit (the “PPO Price”), with the right, at the placement agent’s and the Company’s discretion, to sell up to an additional 6,000,000 units (the “Private Placement Offering”), each unit consisting of one share of the Parent’s common stock and one five year warrant to purchase one share of Parent common stock at an exercise price of $1.40 per share;

WHEREAS, immediately following the Merger, the Parent intends to split-off its wholly owned subsidiary, DSource Split Corp., a Delaware corporation (the “Split-Off Subsidiary”), through the sale of all of the outstanding capital stock of the Split-Off Subsidiary (the “Split-Off”) upon the terms and conditions of a split-off agreement by and among the Parent, Peter A. Reichard, Lawrence J. Reichard and Peter L. Coker (the “Buyers”), the Company and the Split-Off Subsidiary, substantially in the form of Exhibit A attached hereto (the “Split-Off Agreement”); and

WHEREAS, the Parent, the Acquisition Subsidiary, and the Company desire that the Merger qualifies as a “plan of reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and not subject the holders of equity securities of the Company to tax liability under the Code.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereto, intending legally to be bound, agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, the Acquisition Subsidiary shall merge with and into the Company at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Acquisition Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). The “Effective Time” shall be the time at which the Certificate of Merger (the “Certificate of Merger”) and other appropriate or required documents prepared and executed in accordance with the relevant provisions of the Delaware General Corporation Law (the “GCL”) are filed with the Secretary of State of Delaware. The Merger shall have the effects set forth in the applicable provisions of the GCL, including Sections 251, 259, 260 and 261 of the GCL.

1.2 Private Placement Offering. In conjunction with the closing of the Merger, Parent shall complete a private placement of 7,000,000 units of securities of the Parent, at a price of $1.00 per unit, with the right, at the placement agent’s and the Company’s discretion, to sell up to an additional 6,000,000 units. Each unit shall consist of one share of common stock of Parent (the “Parent Common Stock”) and one five year warrant to purchase one share of Parent Common Stock at an exercise price of $1.40 per share (the “Parent PPO Warrant”). The Parent PPO Warrant shall be callable by Parent if the bid price for the Parent’s Common Stock is 100% or more above the warrant exercise price for 20 consecutive trading days after effectiveness of Parent’s registration statement registering, among other securities of Parent, the resale of the shares of Parent Common Stock underlying the Parent PPO Warrants (the “Registration Statement”). The closing of the Merger and the Private Placement Offering will occur simultaneously and each will be a condition of the other. Parent and the Company have engaged a registered broker-dealer (the “Placement Agent”) to serve as the exclusive placement agent for the Private Placement Offering and be compensated in accordance with its standard terms for such services. The terms of the Placement Agent’s engagement as placement agent shall be set forth in a Placement Agent Agreement.

1.3 Registration Statement. The Registration Statement will be prepared on Form S-1 or such other available form and shall be used to register, to the extent practicable, resales of (i) the shares of Parent Common Stock constituting part of the units, (ii) the shares of Parent Common Stock underlying the Parent PPO Warrants constituting part of the units, and (iii) the shares of Parent Common Stock underlying the Parent Bridge Warrants (as defined in Section 1.4). The terms and conditions of such registration shall be set forth in a Registration Rights Agreement between Parent and the holders of registrable securities.

1.4 Bridge Loan. The Company has effected the Bridge Loan in the amount of $500,000 (the “Bridge Loan”), pursuant to which it issued convertible promissory notes of the Company (the “Bridge Notes”) and 36,310 common stock purchase warrants to investors. Upon the closing of the Merger (i) the Bridge Notes will automatically convert into Private Placement Offering units at a price of $1.00 per unit and (ii) the warrants accompanying the Bridge Notes shall automatically convert into warrants to acquire 500,000 shares of the Parent’s Common Stock at a price of $1.00 per share (the “Parent Bridge Warrants”). The aggregate principal amount of the converted Bridge Notes plus accrued and unpaid interest due thereon at the time of conversion will be deemed part of the gross proceeds of the Private Placement Offering. The placement agent for the Bridge Loan received Company Warrants which shall automatically convert at the closing of the Merger into Parent Bridge Warrants to acquire 100,000 shares of the Parent’s Common Stock at a price of $1.00 per share.

1.5 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Gottbetter & Partners, LLP in New York, New York commencing at 10:00 a.m. local time on the date hereof, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (and in any event not later than three (3) business days) after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the “Closing Date”).

1.6 Actions at the Closing. At the Closing:

(a) the Company shall deliver to the Parent and the Acquisition Subsidiary the various certificates, instruments and documents referred to in Section 5.2;

(b) the Parent and the Acquisition Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3;

(c) the Surviving Corporation shall file the Certificate of Merger with the Secretary of State of the State of Delaware;

(d) each of the stockholders of record of the Company immediately prior to the Effective Time (collectively, the “Company Stockholders”) shall, if requested by the Parent, deliver to the Parent the certificate(s) representing his, her or its shares of Company common stock (the “Company Shares”);

(e) the Parent agrees to promptly deliver certificates for the Merger Shares (as defined below) to each Company Stockholder in accordance with Section 1.8;

(f) the Parent shall deliver to the Company (i) evidence that the Parent’s board of directors is authorized to consist of five individuals, (ii) the resignations of all individuals who served as directors and/or officers of the Parent immediately prior to the Closing Date, which resignations shall be effective as of the Closing Date, (iii) evidence of the appointment of five directors to serve immediately following the Closing Date, four of whom shall have been designated by the Company and one of whom shall be designated by the Placement Agent immediately prior to the Closing Date, provided that such appointee is reasonably acceptable to the Company, and (v) evidence of the appointment of such executive officers of the Parent to serve immediately upon the Closing Date as shall have been designated by the Company; and

(g) the Private Placement Offering shall be completed and the proceeds therefrom distributed in accordance with the terms of the Private Placement Offering.

1.7 Additional Actions. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or Acquisition Subsidiary or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized (to the fullest extent allowed under applicable law) to execute and deliver, in the name and on behalf of either the Company or Acquisition Subsidiary, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Acquisition Subsidiary, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company or Acquisition Subsidiary, as applicable, and otherwise to carry out the purposes of this Agreement.

1.8 Conversion of Company and Acquisition Subsidiary Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

(a) Each Company Share issued and outstanding immediately prior to the Effective Time other than Dissenting Shares (as defined below) shall be converted into and represent the right to receive (subject to the provisions of Section 1.9) such number of shares of common stock, $0.00001 par value per share, of the Parent (“Parent Common Stock”) as is equal to the Common Conversion Ratio (as defined in Section 1.8(b)). An aggregate of approximately 31,647,190 shares of Parent Common Stock shall be issued to the stockholders of the Company. In addition, each Company stock option and common stock purchase warrant issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive such number of Parent stock options (the “Parent Options”) and Parent Bridge Warrants as is equal to the Common Conversion Ratio (as defined in Section 1.8(b) and a corresponding number of shares of Parent Common Stock shall be reserved for issuance upon the exercise of the Parent Options and Parent Bridge Warrants. Notwithstanding the foregoing, the number of shares of Parent Common Stock issuable to the Company Stockholders upon conversion of their Company Shares, and the number of shares reserved for issuance upon the exercise of Parent Options and Parent Bridge Warrants may be adjusted in accordance with Section 1.11(e).

(b) The “Common Conversion Ratio” shall be 13.7706-for-1. Stockholders of record of the Company as of the Closing Date shall be entitled to receive immediately all of the shares of Parent Common Stock into which their Company Shares were converted pursuant to this Section 1.8 (the “Merger Shares”).

(c) Each issued and outstanding share of common stock, par value $0.001 per share, of the Acquisition Subsidiary shall be converted into one validly issued, fully paid and nonassessable share of Surviving Corporation Common Stock.

1.9 Dissenting Shares.

(a) For purposes of this Agreement, “Dissenting Shares” means Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the GCL and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive shares of Parent Common Stock unless such Company Stockholder’s right to appraisal shall have ceased in accordance with Section 262 of the GCL. If such Company Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then, (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Shares issuable in respect of such Company Shares pursuant to Section 1.8, and (ii) promptly following the occurrence of such event, the Parent shall deliver to such Company Stockholder a certificate representing the Merger Shares to which such holder is entitled pursuant to Section 1.8.

(b) The Company shall give the Parent prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company. The Company shall not, except with the prior written consent of the Parent, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

1.10 Fractional Shares. No certificates or scrip representing fractional Merger Shares shall be issued to Company Stockholders on the surrender for exchange of certificates that immediately prior to the Effective Time represented Company Shares converted into Merger Shares pursuant to Section 1.8 (“Certificates”) and such Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Parent with respect to any fractional Merger Shares that would have otherwise been issued to such Company Stockholders. In lieu of any fractional Merger Shares that would have otherwise been issued, each former Company Stockholder that would have been entitled to receive a fractional Merger Share shall, on proper surrender of such person’s Certificates, receive such whole number of Merger Shares as is equal to the precise number of Merger Shares to which such Company Stockholder would be entitled, rounded up or down to the nearest whole number (with a fractional interest equal to 0.5 rounded upward to the nearest whole number); provided that each such Company Stockholder shall receive at least one Merger Share.

1.11 Options and Warrants.

(a) As of the Effective Time, all stock options to purchase Company Shares issued by the Company, whether vested or unvested (the “Company Options”), shall automatically become Parent Options without further action by the holder thereof. Each Parent Option shall constitute an option to acquire such number of shares of Parent Common Stock as is equal to the number of Company Shares subject to the unexercised portion of the Company Option multiplied by the Common Conversion Ratio (with any fraction resulting from such multiplication to be rounded to the nearest whole number, and with 0.5 shares rounded upward to the nearest whole number). The exercise price per share of each Parent Option shall be equal to the exercise price of the Company Option divided by the Common Conversion Ratio and the terms of such Parent Options shall otherwise remain the same. The Parent Options shall be granted under the Company’s 2007 Employee, Director and Consultant Stock Plan, as amended (the “2007 Plan”), which shall be adopted and assumed in writing by the Parent in connection with the Merger, and under the 2007 Plan’s terms, exercisability, vesting schedule, and status as an “incentive stock option” under Section 422 of the Code, if applicable. It is the intention of the Parties that any Company Options intended to be “incentive stock options” under Section 422 of the Code shall remain incentive stock options as Parent Options.

(b) As soon as practicable after the Effective Time, the Parent or the Surviving Corporation shall take appropriate actions to collect the Company Options and the agreements evidencing the Company Options, which shall be deemed to be canceled and shall entitle the holder to exchange the Company Options for Parent Options.

(c) 5,915,615 shares of Parent Common Stock shall be reserved for issuance under the 2007 Plan being assumed by Parent at Closing, and shall be issued upon the exercise of the Parent Options in accordance with this Section 1.11. No additional Options shall at any time hereafter be granted under the 2007 Plan.

(d) Upon the Closing of the Merger, Parent Bridge Warrants to purchase an aggregate of 600,000 shares of Parent Common Stock at a price of $1.00 per share will be granted to the holders of Company common stock purchase warrants (the “Company Warrants”). 600,000 shares of Parent Common Stock shall be reserved for issuance upon the exercise of the Parent Bridge Warrants. As of the Effective Time, any and all outstanding Company Warrants to purchase capital stock of the Company, whether vested or unvested, shall be canceled.

(e) In the event that any issued and outstanding Company Options or Company Warrants are exercised prior to the Effective Time, the number of outstanding Company Shares shall be increased by the number of Company Shares issued upon exercise of Company Options and Company Warrants, and the number of outstanding Company Options and Company Warrants shall be reduced by the same number, as applicable. This will result in a decrease in the aggregate number of shares of Parent Common Stock reserved for issuance upon exercise of the Parent Options and Parent Bridge Warrants, and an increase in the number of shares of Parent Common Stock issuable to Company Stockholders at the Effective Time. Accordingly, regardless of the exercise of any Company Warrants, the total number of shares of Parent Common Stock issuable to Company Stockholders, and, upon exercise, to the holders of Parent Options and Parent Warrants, in connection with the Merger (in accordance with Section 1.5 and this Section 1.11) shall remain constant.

1.12 [Intentionally Omitted].

1.13 Certificate of Incorporation and Bylaws.

(a) The certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until duly amended or repealed.

(b) The bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed.

1.14 No Further Rights. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

1.15 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Parent or the Surviving Corporation, they shall be cancelled and exchanged for Merger Shares in accordance with Section 1.8, subject to applicable law in the case of Dissenting Shares.

1.16 Post-Closing Adjustment. In the event that, during the period commencing from the Closing Date and ending on the second anniversary of the Closing Date, the Parent or the Surviving Corporation incurs any Loss (as defined below) with respect to, in connection with, or arising from any Parent Liabilities (as defined below), then promptly following the filing by the Parent with the Securities and Exchange Commission (the “SEC”) of a quarterly report relating to the most recent completed quarter for which such determination has been made, the Parent shall issue to the Company Stockholders and/or their designees such number of shares of Parent Common Stock as would result from dividing (x) the whole dollar amount representing such Losses by (y) the PPO Price, rounded to the nearest whole number (with 0.5 shares rounded upwards to the nearest whole number). The limit on the aggregate number of shares of Parent Common Stock issuable under this Section 1.16 shall be 3,100,000 shares. As used in this Section 1.16: (a) “Loss” shall mean any and all costs and expenses, including reasonable attorneys’ fees, court costs, reasonable accountants’ fees, and damages and losses, net of any insurance proceeds actually received by the Party suffering the Loss with respect thereto; (b) “Claims” shall include, but are not limited to, any claim, notice, suit, action, investigation, other proceedings (whether actual or threatened); and (c) “Parent Liabilities” shall mean all Claims against and liabilities, obligations or indebtedness of any nature whatsoever of Split-Off Subsidiary, whenever accruing, and of the Parent and the Acquisition Subsidiary, accruing on or before the Closing Date (whether primary, secondary, direct, indirect, liquidated, unliquidated or contingent, matured or unmatured), including, but not limited to (i) any litigation threatened, pending or for which a basis exists against the Parent or any Parent Subsidiary (as defined in this Agreement); (ii) any and all outstanding debts owed by the Parent or any Parent Subsidiary; (iii) any and all internal or employee related disputes, arbitrations or administrative proceedings threatened, pending or otherwise outstanding, (iv) any and all liens, foreclosures, settlements, or other threatened, pending or otherwise outstanding financial, legal or similar obligations of the Parent or any Parent Subsidiary, (v) any and all Taxes for which Parent or any of its direct or indirect assets may be liable or subject, for any taxable period (or portion thereof) ending on or before the Closing Date, including, without limitation, any and all Taxes resulting from or attributable to Parent’s ownership or operation of the Split-Off Subsidiary assets, (vi) any and all Taxes for which Parent or its direct or indirect assets may be liable or subject (including, without limitation, the interests and assets of the Surviving Corporation and any Parent Subsidiary) as a consequence of Parent’s acquisition, formation, capitalization, ownership, and Split-Off of Split-Off Subsidiary, whether related to a taxable period (or portion thereof) ending on or after the Closing Date, and (vii) all fees and expenses incurred in connection with effecting the adjustments contemplated by this Section 1.16, as such Parent Liabilities are determined by the Parent’s independent auditors, on a quarterly basis. Any shares of Parent Common Stock that are issued under this Section 1.16 shall be issued to the Company Stockholders pro rata according to their respective holdings of the Merger Shares.

1.17 Exemption From Registration. Parent and the Company intend that the shares of Parent Common Stock to be issued pursuant to Section 1.8 hereof or upon exercise of Parent Options and Parent Warrants granted pursuant to Section 1.11 hereof or upon the provisions of Section 1.16 hereof in each case in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act, by reason of Section 4(2) of the Securities Act, Rule 506 of Regulation D promulgated by the SEC thereunder (“Regulation D”) and/or Regulation S promulgated by the SEC (“Regulation S”) and that, except as otherwise disclosed in Schedule 1.17 hereof, all recipients of such shares of Parent Common Stock shall either be “accredited investors” or not “U.S. Persons” as such terms are defined under Regulation D and Regulation S, respectively.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule provided by the Company to the Parent on the date hereof and accepted in writing by the Parent (the “Disclosure Schedule”). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and except to the extent that it is clear from the context thereof that such disclosure also applies to any other paragraph, the disclosures in any paragraph of the Disclosure Schedule shall qualify only the corresponding paragraph in this Article II. For purposes of this Article II, the phrase “to the knowledge of the Company” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of the Company, as well as any other knowledge which such executive officers would have possessed had they made reasonable inquiry with respect to the matter in question.

2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished or made available to the Parent complete and accurate copies of its certificate of incorporation and bylaws. The Company is not in default under or in violation of any provision of its certificate of incorporation, as amended to date, or its bylaws, as amended to date. For purposes of this Agreement, “Company Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or future prospects of the Company taken as a whole.

2.2 Capitalization. The authorized capital stock of the Company consists of 5,000,510 shares of which 5,000,000 shares are designated as common stock, $0.001 par value per share (the “Company Shares”) and 510 shares are designated as preferred stock. As of the date of this Agreement and the Closing, and assuming receipt of the proceeds of the Private Placement Offering and conversion by the holders of all of the Company’s convertible notes (the “Convertible Notes”), there are (i) 2,297,884 Company Shares issued and outstanding; (ii) 429,579 Company Options issued and outstanding; and (iii) 43,572 Company Warrants issued and outstanding. Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list of (i) all holders of Company Shares, indicating the number of Company Shares held by each holder; (ii) all holders of Convertible Notes, indicating the amount of Convertible Notes held by each holder and (iii) all holders of Company Options and Company Warrants indicating (A) the number of Company Shares subject to each Company Option and Company Warrant, (B) the exercise price, date of grant, vesting schedule and expiration date for each Company Option or Company Warrant, and (C) any terms regarding the acceleration of vesting, and (iii) all stock option plans and other stock or equity-related plans of the Company. All of the issued and outstanding Company Shares, and all Company Shares that may be issued upon exercise of Company Options or Company Warrants will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Other than the Company Options and Company Warrants listed in Section 2.2 of the Disclosure Schedule and except as otherwise discussed in Section 2.2 of the Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock. Except as set forth in Section 2.2 of the Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Except as set forth in Section 2.2 of the Disclosure Schedule, there are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. Except as set forth in Section 2.2 of the Disclosure Schedule, to the knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. Except as listed in Section 2.2 of the Disclosure Schedule, all of the issued and outstanding Company Shares and Convertible Notes were issued in compliance with applicable federal and state securities laws.

2.3 Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by no less than a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the Merger (the “Stockholder Approval”), the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the board of directors of the Company (i) determined that the Merger is fair and in the best interests of the Company and the Company Stockholders, (ii) adopted this Agreement in accordance with the provisions of the GCL, and (iii) directed that this Agreement and the Merger be submitted to the Company Stockholders for their adoption and approval and resolved to recommend that the Company Stockholders vote in favor of the adoption of this Agreement the approval of the Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.4 Noncontravention. Subject to the receipt of Stockholder Approval and the filing of the Certificate of Merger as required by the GCL, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the certificate of incorporation or bylaws of the Company, as amended to date, (b) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”), except for such permits, authorizations, consents and approvals for which the Company is obligated to use its Reasonable Best Efforts (as defined in Section 4.1), to obtain pursuant to Section 4.2(a), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company is a party or by which the Company is bound or to which any of their assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation in any contract or instrument set forth in Section 2.4 of the Disclosure Schedule, for which the Company is obligated to use its Reasonable Best Efforts to obtain waiver, consent or approval pursuant to Section 4.2(b), (ii) any conflict, breach, default, acceleration, termination, modification or cancellation which would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby or (iii) any notice, consent or waiver the absence of which would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest (as defined below) upon any assets of the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets. For purposes of this Agreement: “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business (as defined below) of the Company and not material to the Company; and “Ordinary Course of Business” means the ordinary course of the Company’s business, consistent with past custom and practice (including with respect to frequency and amount).

2.5 Subsidiaries. The Company does not have any Subsidiaries. For purposes of this Agreement, a “Subsidiary” shall mean any corporation, partnership, joint venture or other entity in which a Party has, directly or indirectly, an equity interest representing 50% or more of the equity securities thereof or other equity interests therein (collectively, the “Subsidiaries”); “Parent Subsidiary” is a Subsidiary of the Parent. Except as set forth in Section 2.5 of the Disclosure Schedule, the Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association.

2.6 Financial Statements. The Company will provide or make available to the Parent prior to the Closing: (a) the audited consolidated balance sheet of the Company (the “Company Balance Sheet”) at December 31, 2008 and December 31, 2009 (December 31, 2009 hereinafter defined as the “Company Balance Sheet Date”), and the related consolidated statements of operations and cash flows for the period from November 28, 2005 (inception) through December 31, 2009 (the “Company Year-End Financial Statements”); and (b) the unaudited balance sheet of the Company (the “Company Interim Balance Sheet”) at June 30, 2010 (June 30, 2010 hereinafter defined as the “Company Interim Balance Sheet Date”) and the related statement of operations and cash flows for the six months ended June 30, 2010 (the “Company Interim Financial Statements” and together with the Year-End Financial Statements, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein, comply as to form with the applicable rules and regulations of the SEC for inclusion of such Company Financial Statements in the Parent’s filings with the SEC as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are consistent in all material respects with the books and records of the Company.

2.7 Absence of Certain Changes. Since the Company Interim Balance Sheet Date, and except for the indebtedness incurred in connection with the Bridge Loan or as set forth in Section 2.7 of the Disclosure Schedule, (a) to the knowledge of the Company, there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) the Company has not taken any of the actions set forth in paragraphs (a) through (m) of Section 4.4.

2.8 Undisclosed Liabilities. Except as set forth in Section 2.8 of the Disclosure Schedules, the Company does not have any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Company Interim Balance Sheet referred to in Section 2.6, (b) liabilities which have arisen since the Company Interim Balance Sheet Date in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

2.9 Tax Matters.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

(ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

(b) The Company has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. The Company has not ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns. The Company has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company for tax periods through the Company Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Balance Sheet. The Company has not had any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company during a prior period). All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(c) The Company has delivered or made available to the Parent complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since the date of the Company’s incorporation in Delaware (the “Organization Date”). No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. The Company has not been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(d) The Company: (i) is not a “consenting corporation” within the meaning of Section 341(f) of the Code, and none of the assets of the Company are subject to an election under Section 341(f) of the Code; (ii) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has not made any payments, is not obligated to make any payments, nor is it a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code; (iv) has no actual or potential liability for any Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; and (v) has not been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(e) None of the assets of the Company: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(f) The Company has not undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

(g) No state or federal “net operating loss” of the Company determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any “ownership change” within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

2.10 Assets. The Company owns or leases all tangible assets reasonably necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Except as set forth in Section 2.10 of the Disclosure Schedule, each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of the Company (tangible or intangible) is subject to any Security Interest.

2.11 Owned Real Property. The Company does not own any real property, except as otherwise listed in Section 2.11 of the Disclosure Schedule.

2.12 Real Property Leases. Section 2.12 of the Disclosure Schedule lists all real property leased or subleased to or by the Company and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered or made available to the Parent complete and accurate copies of the leases and subleases listed in Section 2.12 of the Disclosure Schedule. With respect to each lease and sublease listed in Section 2.12 of the Disclosure Schedule:

(a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

(b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c) neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such lease or sublease;

(d) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(e) to the knowledge of the Company, there is no Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by the Company of the property subject thereto.

2.13 Contracts.

(a) Section 2.13 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company is a party as of the date of this Agreement:

(i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $50,000 per annum or having a remaining term longer than 12 months;

(ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $50,000, or (C) in which the Company has granted manufacturing rights, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii) any agreement which, to the knowledge of the Company, establishes a partnership or joint venture;

(iv) other than the Bridge Notes and the Convertible Notes, any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $50,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v) any agreement concerning confidentiality or noncompetition;

(vi) any employment or consulting agreement;

(vii) any agreement involving any officer, director or stockholder of the Company or any affiliate, as defined in Rule 12b-2 under Exchange Act, thereof (an “Affiliate”);

(viii) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(ix) any agreement which contains any provisions requiring the Company to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);

(x) any other agreement (or group of related agreements) either involving more than $50,000 or not entered into in the Ordinary Course of Business; and

(xi) any agreement, other than as contemplated by this Agreement and the Bridge Loan, relating to the sales of securities of the Company to which the Company is a party.

(b) The Company has delivered or made available to the Parent a complete and accurate copy of each agreement listed in Section 2.13 of the Disclosure Schedule. With respect to each agreement so listed, and except as set forth in Section 2.13 of the Disclosure Schedule: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) the Company is not nor, to the knowledge of the Company, is any other party, in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such contract.

2.14 Accounts Receivable. All accounts receivable of the Company reflected on the Company Interim Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Company Interim Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Company that have arisen since the Company Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Company Interim Balance Sheet.

2.15 Powers of Attorney. Except as set forth in Section 2.15 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company.

2.16 Insurance. Section 2.16 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, the Company may not be liable for retroactive premiums or similar payments, and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Effective Time in accordance with the terms thereof as in effect immediately prior to the Effective Time

2.17 Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator (a “Legal Proceeding”) which is pending or has been threatened in writing against the Company which (a) seeks either damages in excess of $50,000 individually, or $100,000 in the aggregate or (b) if determined adversely to the Company could have, individually or in the aggregate, a Company Material Adverse Effect.

2.18 Employees.

(a) Section 2.18 of the Disclosure Schedule contains a list of all employees of the Company whose annual rate of compensation exceeds $75,000 per year, along with the position and the annual rate of compensation of each such person. Section 2.18 of the Disclosure Schedule contains a list of all employees of the Company who are a party to a non-competition agreement with the Company; copies of such agreements have previously been delivered to the Parent. To the knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company.

(b) The Company is not party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. To the knowledge of the Company, no organizational effort has been made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company. To the knowledge of the Company there are no circumstances or facts which could individually or collectively give rise to a suit based on discrimination of any kind.

2.19 Employee Benefits.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

(ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended

(iii) “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company.

(b) Section 2.19(b) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company or any ERISA Affiliate. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Employee Benefit Plan, have been delivered or made available to the Parent. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. The Company, each ERISA Affiliate and each Employee Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including without limitation Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Employee Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.

(c) To the knowledge of the Company, there are no Legal Proceedings (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders) against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

(d) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Employee Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(e) Neither the Company nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(f) At no time has the Company or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Employee Benefit Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(h) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company or any ERISA Affiliate that would subject the Company or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan.

(i) No Employee Benefit Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(j) Each Employee Benefit Plan is amendable and terminable unilaterally by the Company at any time without liability to the Company as a result thereof and no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan.

(k) Section 2.19(k) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Company, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. The accruals for vacation, sickness and disability expenses are accounted for on the Company Interim Balance Sheet and are adequate and materially reflect the expenses associated therewith in accordance with GAAP.

2.20 Environmental Matters.

(a) The Company has complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Environmental Law” means any federal, state or local law, statute, rule or regulation or the common law relating to the environment, including without limitation any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”).

(b) Set forth in Section 2.20(b) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Parent.

(c) To the knowledge of the Company, there is no material environmental liability with respect to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

2.21 Legal Compliance. The Company, and the conduct and operations of its business, is in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

2.22 Customers. Section 2.22 of the Disclosure Schedule sets forth a list of each customer that accounted for more than 5% of the consolidated revenues of the Company during the last full fiscal year and the amount of revenues accounted for by such customer during such period. No such customer has notified the Company in writing within the past year that it will stop buying services from the Company.

2.23 Permits. Section 2.23 of the Disclosure Schedule sets forth a list of all material permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) (“Permits”) issued to or held by the Company. Such listed Permits are the only material Permits that are required for the Company to conduct its business as presently conducted except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each such Permit is in full force and effect and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened and, to the knowledge of the Company, there is no reasonable basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

2.24 Certain Business Relationships With Affiliates. Except as listed in Section 2.24 of the Disclosure Schedule, no Affiliate of the Company (a) owns any material property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company, or (c) owes any money to, or is owed any money by, the Company. Section 2.24 of the Disclosure Schedule describes any transactions involving the receipt or payment in excess of $50,000 in any fiscal year between the Company and any Affiliate thereof which have occurred or existed since the Organization Date, other than employment agreements.

2.25 Brokers’ Fees. The Company does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, except as listed in Section 2.25 of the Disclosure Schedule.

2.26 Books and Records. The minute books and other similar records of the Company contain complete and accurate records, in all material respects, of all actions taken at any meetings of the Company’s stockholders, board of directors or any committees thereof and of all written consents executed in lieu of the holding of any such meetings.

2.27 Intellectual Property.

(a) The Company owns, is licensed or otherwise possesses legally enforceable rights to use, license and exploit all issued patents, copyrights, trademarks, service marks, trade names, trade secrets, and registered domain names and all applications for registration therefor (collectively, the “Intellectual Property Rights”) and all computer programs and other computer software, databases, know-how, proprietary technology, formulae, and development tools, together with all goodwill related to any of the foregoing (collectively, the “Intellectual Property”), in each case as is necessary to conduct its business as presently conducted, the absence of which would be considered reasonably likely to result in a Company Material Adverse Effect

(b) Section 2.27(b) of the Disclosure Schedule sets forth, with respect to all issued patents and all registered copyrights, trademarks, service marks and domain names registered with any Governmental Entity or for which an application for registration has been filed with any Governmental Entity, (i) the registration or application number, the date filed and the title, if applicable, of the registration or application and (ii) the names of the jurisdictions covered by the applicable registration or application. Section 2.27(b) of the Disclosure Schedule identifies each agreement currently in effect containing any ongoing royalty or payment obligations of the Company in excess of $50,000 per annum with respect to Intellectual Property Rights and Intellectual Property that are licensed or otherwise made available to the Company.

(c) Except as set forth on Section 2.27(c) of the Disclosure Schedule, all Intellectual Property Rights that have been registered with any Governmental Entity are valid and subsisting, except as would not reasonably be expected to have a Company Material Adverse Effect. As of the Effective Date, in connection with such registered Intellectual Property Rights, all necessary registration, maintenance and renewal fees will have been paid and all necessary documents and certificates will have been filed with the relevant Governmental Entities.

(d) The Company is not nor will, as a result of the consummation of the Merger or other transactions contemplated by this Agreement be, in breach in any material respect of any license, sublicense or other agreement relating to the Intellectual Property Rights, or any licenses, sublicenses or other agreements as to which the Company is a party and pursuant to which the Company uses any patents, copyrights (including software), trademarks or other intellectual property rights of or owned by third parties (the “Third Party Intellectual Property Rights”), the breach of which would be reasonably likely to result in a Company Material Adverse Effect.

(e) Except as set forth on Section 2.27(e) of the Disclosure Schedule, the Company has not been named as a defendant in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Third Party Intellectual Property Right and the Company has not received any notice or other communication (in writing or otherwise) of any actual or alleged infringement, misappropriation or unlawful or unauthorized use of any Third Party Intellectual Property. With respect to its marketed products, the Company does not, to its knowledge, infringe any third party intellectual property rights. With respect to its product candidates and products in research or development, after the same are marketed, the Company will not, to its knowledge, infringe any third party intellectual property rights.

(f) To the knowledge of the Company, except as set forth on Section 2.27(f) of the Disclosure Schedule, no other person is infringing, misappropriating or making any unlawful or unauthorized use of any Intellectual Property Rights in a manner that has a material impact on the business of the Company, except for such infringement, misappropriation or unlawful or unauthorized use as would be reasonably expected to have a Company Material Adverse Effect.

2.28 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Company has disclosed to the Parent all material information relating to the business of the Company or the transactions contemplated by this Agreement.

2.29 Duty to Make Inquiry. To the extent that any of the representations or warranties in this Article II are qualified by “knowledge” or “belief,” the Company represents and warrants that it has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, diligent inquiry by its directors, officers and key personnel.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE ACQUISITION SUBSIDIARY

Each of the Parent and the Acquisition Subsidiary represents and warrants to the Company that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule provided by the Parent and the Acquisition Subsidiary to the Company on the date hereof and accepted in writing by the Company (the “Parent Disclosure Schedule”). The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, and except to the extent that it is clear from the context thereof that such disclosure also applies to any other paragraph, the disclosures in any paragraph of the Parent Disclosure Schedule shall qualify only the corresponding paragraph in this Article III. For purposes of this Article III, the phrase “to the knowledge of the Parent” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of the Parent, as well as any other knowledge which such executive officers would have possessed had they made reasonable inquiry with respect to the matter in question.

3.1 Organization, Qualification and Corporate Power. Parent is a “shell company” as defined under Section 12(b)(2) of the General Rules and Regulations under the Exchange Act. Each of the Parent and Split-Off Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and the Acquisition Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Parent and the Parent Subsidiaries is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Parent Material Adverse Effect (as defined below). Each of the Parent and the Parent Subsidiaries has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Parent has furnished or made available to the Company complete and accurate copies of its articles of incorporation and bylaws, and the organizational documents of the Parent Subsidiaries. Neither the Parent nor any Parent Subsidiary is in default under or in violation of any provision of its articles of incorporation, as amended to date, or its bylaws, as amended to date. For purposes of this Agreement, “Parent Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or future prospects of the Parent and its Subsidiaries, taken as a whole.

3.2 Capitalization. The authorized capital stock of the Parent consists of 100,000,000 shares of Parent Common Stock, of which 22,762,027 (11,218,457 pre-split) shares were issued and outstanding as of the date of this Agreement. The Parent Common Stock is presently eligible for quotation and trading on OTC Markets and is not subject to any notice of suspension or delisting. The Parent Common Stock is registered under Section 12(g) of the Exchange Act. All of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Except as contemplated by the Bridge Loan, the Private Placement Offering, the Transaction Documentation (as defined in Section 3.3) or described in Section 3.2 of the Parent Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent is a party or which are binding upon the Parent providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Parent. There are no agreements to which the Parent is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent. There are no agreements among other parties, to which the Parent is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent. All of the issued and outstanding shares of Parent Common Stock were issued in compliance with applicable federal and state securities laws. The approximately 31,647,190 Merger Shares to be issued at the Closing pursuant to Section 1.5 hereof, when issued and delivered in accordance with the terms hereof and of the Certificate of Merger, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights and will be issued in compliance with applicable federal and state securities laws. Furthermore, the shares of Parent Common Stock underlying the Parent Options and Parent Warrants have been duly and validly authorized and reserved for issuance, and when issued in accordance with the terms of the Parent Options and Parent Warrants shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights and will be issued in compliance with applicable federal and state securities laws. Immediately after the Effective Time, without giving effect to the Merger but after giving effect to (i) the surrender of 14,747,555 (7,268,457 pre-split) shares of Parent Common Stock by the Buyers (the “Share Contribution”) in connection with the Split-Off, (ii) a cancellation of 1,014,490 (500,000 pre-split) shares, and (iii) a 2.02898 for 1 forward stock split, there will be 7,000,000 shares of Parent Common Stock issued and outstanding.

3.3 Authorization of Transaction. Each of the Parent and the Acquisition Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of the Parent) the Escrow Agreement and the Split-Off Agreement and to perform its obligations hereunder and thereunder. Split-Off Subsidiary has all requisite power and authority to execute and deliver the Split-Off Agreement and to perform its obligations thereunder. The execution and delivery by the Parent and the Acquisition Subsidiary of this Agreement and (in the case of the Parent) the Split-Off Agreement, and the agreements contemplated hereby and thereby (collectively, the “Transaction Documentation”), and the execution by Split-Off Subsidiary of the Split-Off Agreement and the consummation by the Parent and the Acquisition Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Parent, the Acquisition Subsidiary and the Split-Off Subsidiary, respectively. This Agreement has been duly and validly executed and delivered by the Parent and the Acquisition Subsidiary and constitutes a valid and binding obligation of the Parent and the Acquisition Subsidiary, enforceable against them in accordance with its terms.

3.4 Noncontravention. Subject to the filing of the Certificate of Merger as required by the GCL, neither the execution and delivery by the Parent or the Acquisition Subsidiary of this Agreement or the Transaction Documentation, nor the consummation by the Parent or the Acquisition Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the articles or certificate of incorporation or bylaws of the Parent or the Acquisition Subsidiary, (b) require on the part of the Parent or the Acquisition Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Parent or the Acquisition Subsidiary is a party or by which either is bound or to which any of their assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not have a Parent Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not have a Parent Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest upon any assets of the Parent or the Acquisition Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Parent or the Acquisition Subsidiary or any of their properties or assets.

3.5 Subsidiaries.

(a) Parent has no Subsidiaries other than the Acquisition Subsidiary and the Split-Off Subsidiary. Each of the Acquisition Subsidiary and the Split-Off Subsidiary is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation. The Acquisition Subsidiary was formed solely to effectuate the Merger, the Split-Off Subsidiary was formed solely to effectuate the Split-Off, and neither of them has conducted any business operations since its organization. The Parent has delivered or made available to the Company complete and accurate copies of the charter, bylaws or other organizational documents of the Acquisition Subsidiary and the Split-Off Subsidiary. Each of the Acquisition Subsidiary and the Split-Off Subsidiary has no assets other than minimal paid-in capital, it has no liabilities or other obligations, and it is not in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the issued and outstanding shares of capital stock of the Acquisition Subsidiary and the Split-Off Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of the Acquisition Subsidiary and the Split-Off Subsidiary are owned by Parent, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent, the Split-Off Subsidiary or the Acquisition Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Parent Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to the Acquisition Subsidiary or the Split-Off Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Acquisition Subsidiary or the Split-Off Subsidiary.

(b) At all times from April 2, 2003, which was the date of incorporation of the Parent, through the date of this Agreement, the business and operations of the Parent have been conducted exclusively through the Parent.

(c) The Parent does not control directly or indirectly or have any direct or indirect participation or similar interest in any corporation, partnership or limited liability company, joint venture, trust or business association which is not a Subsidiary.

3.6 Exchange Act Reports. The Parent has furnished or made available to the Company complete and accurate copies, as amended or supplemented, of its (a) Annual Report on Form 10-K for the fiscal year ended March 31, 2010, as filed with the SEC, which contained audited balance sheets of the Parent as of March 31, 2010 and 2009, and the related statements of operations, changes in shareholders’ equity and cash flows for the years then ended; and (b) all other reports filed by the Parent under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC (such reports are collectively referred to herein as the “Parent Reports”). The Parent Reports constitute all of the documents required to be filed by the Parent with the SEC, including under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act, through the date of this Agreement. The Parent Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the staff of the SEC with respect to any of the Parent Reports. As of their respective dates, the Parent Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No order suspending the effectiveness of the Parent’s registration statement on Form SB-2 has been issued by the SEC and, to the Parent’s knowledge, no proceedings for that purpose have been initiated or threatened by the SEC.

3.7 Compliance with Laws. Each of the Parent and its Subsidiaries:

(a) and the conduct and operations of their respective businesses, are in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect;

(b) has complied with all federal and state securities laws and regulations, including being current in all of its reporting obligations under such federal and state securities laws and regulations;

(c) has not, and the past and present officers, directors and Affiliates of the Parent have not, been the subject of, nor does any officer or director of the Parent have any reason to believe that Parent or any of its officers, directors or Affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws;

(d) has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation;

(e) has not, and the past and present officers, directors and Affiliates have not, been the subject of, nor does any officer or director of the Parent have any reason to believe that the Parent or any of its officers, directors or affiliates will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person; and

(f) does not and will not on the Closing, have any liabilities, contingent or otherwise, including but not limited to notes payable and accounts payable, and is not a party to any executory agreements.

3.8 Financial Statements; Internal Controls.

(a) The audited financial statements and unaudited interim financial statements of the Parent included in the Parent Reports (collectively, the “Parent Financial Statements”) (i) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Parent as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Parent.

(b) The Parent has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Parent and its Subsidiaries. The Parent (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to reasonably ensure that material information required to be disclosed by the Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Parent’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed to the Parent’s auditors and the Board of Directors of the Parent (and made summaries of such disclosures available to Parent) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent’s internal controls over financial reporting. The Parent is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

(c) Neither the Parent nor any Subsidiary nor, to the knowledge of the Parent, any director, officer, auditor, accountant or representative of the Parent or any Subsidiary has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Parent or any Subsidiary has engaged in questionable accounting or auditing practices. No current or former attorney representing the Parent or any Subsidiary has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Parent or any Subsidiary, or any of their respective officers, directors, employees or agents, to the current Board of Directors of the Parent or any committee thereof or to any current director or executive officer of the Parent.

(d) To the knowledge of the Parent, no employee of the Parent or any Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Parent or any Subsidiary. Neither the Parent nor any Subsidiary nor, to the knowledge of the Parent, any director, officer, employee, contractor, subcontractor or agent of the Parent or any Subsidiary, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Parent or any Parent Subsidiary in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

3.9 Absence of Certain Changes. Since the date of the balance sheet contained in the most recent Parent Report, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Parent Material Adverse Effect and (b) neither the Parent or the Acquisition Subsidiary has taken any or the actions set forth in paragraphs (a) through (m) of Section 4.6.

3.10 Litigation. Except as disclosed in the Parent Reports, as of the date of this Agreement, there is no Legal Proceeding which is pending or, to the Parent’s knowledge, threatened against the Parent or any Subsidiary of the Parent which, if determined adversely to the Parent or such Subsidiary, could have, individually or in the aggregate, a Parent Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. For purposes of this Section 3.10, any such pending or threatened Legal Proceedings where the amount at issue exceeds or could reasonably be expected to exceed the lesser of $10,000 per Legal Proceeding or $25,000 in the aggregate shall be considered to possibly result in a Parent Material Adverse Effect hereunder.

3.11 Undisclosed Liabilities. None of the Parent and its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet contained in the most recent Parent Report, (b) liabilities which have arisen since the date of the balance sheet contained in the most recent Parent Report in the Ordinary Course of Business which do not exceed $5,000 and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

3.12 Tax Matters.

(a) Each of the Parent and the Subsidiaries has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. Neither the Parent nor any Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Parent and the Subsidiaries are or were members. Each of the Parent and the Parent Subsidiaries has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Parent and the Parent Subsidiaries for tax periods through the date of the balance sheet contained in the most recent Parent Report do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on such balance sheet. Neither the Parent nor any Parent Subsidiary has any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Parent or any Parent Subsidiary during a prior period) other than the Parent and the Parent Subsidiaries. All Taxes that the Parent or any Parent Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(b) The Parent has delivered or made available to the Company complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Parent or any Subsidiary since April 2, 2003. No examination or audit of any Tax Return of the Parent or any Parent Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of the Parent, threatened or contemplated. Neither the Parent nor any Parent Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Parent or such Subsidiary was required to file any Tax Return that was not filed. Neither the Parent nor any Parent Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(c) Neither the Parent nor any Parent Subsidiary: (i) is a “consenting corporation” within the meaning of Section 341(f) of the Code, and none of the assets of the Parent or the Parent Subsidiaries are subject to an election under Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code; (iv) has any actual or potential liability for any Taxes of any person (other than the Parent and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (v) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(d) None of the assets of the Parent or any Subsidiary: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(e) Neither the Parent nor any Subsidiary has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

(f) No state or federal “net operating loss” of the Parent determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any “ownership change” within the meaning of Section 382(g) of the Code or comparable provisions of any state law occurring prior to the Closing Date.

3.13 Assets. Each of the Parent and the Acquisition Subsidiary owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of the Parent or any Parent Subsidiary (tangible or intangible) is subject to any Security Interest.

3.14 Owned Real Property. Neither the Parent nor any Parent Subsidiary owns any real property.

3.15 Real Property Leases. Section 3.15 of the Parent Disclosure Schedule lists all real property leased or subleased to or by the Parent or any Parent Subsidiary and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. The Parent has delivered or made available to the Company complete and accurate copies of the leases and subleases listed in Section 3.15 of the Parent Disclosure Schedule. With respect to each lease and sublease listed in Section 3.15 of the Parent Disclosure Schedule:

(a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

(b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c) neither the Parent nor any Parent Subsidiary nor, to the knowledge of the Parent, any other party, is in breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Parent, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Parent or any Parent Subsidiary or, to the knowledge of the Parent, any other party under such lease or sublease;

(d) neither the Parent nor any Parent Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(e) the Parent is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by the Parent or a Parent Subsidiary of the property subject thereto.

3.16 Contracts.

(a) Section 3.16 of the Parent Disclosure Schedule lists the following agreements (written or oral) to which the Parent or any Parent Subsidiary is a party as of the date of this Agreement:

(i) any agreement (or group of related agreements) for the lease of personal property from or to third parties;

(ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services;

(iii) any agreement establishing a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $5,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v) any agreement concerning confidentiality or noncompetition;

(vi) any employment or consulting agreement;

(vii) any agreement involving any current or former officer, director or stockholder of the Parent or any Affiliate thereof;

(viii) any agreement under which the consequences of a default or termination would reasonably be expected to have a Parent Material Adverse Effect;

(ix) any agreement which contains any provisions requiring the Parent or any Parent Subsidiary to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);

(x) any other agreement (or group of related agreements) either involving more than $5,000 or not entered into in the Ordinary Course of Business; and

(xi) any agreement, other than as contemplated by the Private Placement Offering, this Agreement and the Split-Off, relating to the sales of securities of Parent or any Parent Subsidiary to which the Parent or such Subsidiary is a party.

(b) The Parent has delivered or made available to the Company a complete and accurate copy of each agreement listed in Section 3.16 of the Parent Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Parent nor any Parent Subsidiary nor, to the knowledge of the Parent, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Parent, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Parent or any Parent Subsidiary or, to the knowledge of the Parent, any other party under such contract.

3.17 Accounts Receivable. All accounts receivable of the Parent and the Subsidiaries reflected on the Parent Reports are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the balance sheet contained in the most recent Parent Report. All accounts receivable reflected in the financial or accounting records of the Parent that have arisen since the date of the balance sheet contained in the most recent Parent Report are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the balance sheet contained in the most recent Parent Report.

3.18 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Parent or any Parent Subsidiary.

3.19 Insurance. Section 3.19 of the Parent Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Parent or any Parent Subsidiary is a party. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Parent and the Parent Subsidiaries. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Parent nor any Parent Subsidiary may be liable for retroactive premiums or similar payments, and the Parent and the Parent Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. The Parent has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

3.20 Warranties. No product or service sold or delivered by the Parent or any Parent Subsidiary is subject to any guaranty, warranty, right of credit or other indemnity other than the applicable standard terms and conditions of sale of the Parent or the appropriate Parent Subsidiary, which are set forth in Section 3.20 of the Parent Disclosure Schedule.

3.21 Employees.

(a) The Parent Reports contain all material information concerning the employees of Parent.

(b) Neither the Parent nor any Parent Subsidiary is a party to or bound by any collective bargaining agreement, nor have any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Parent has no knowledge of any organizational effort made or threatened, either currently or since the date of organization of the Parent, by or on behalf of any labor union with respect to employees of the Parent or any Parent Subsidiary.

3.22 Employee Benefits.

(a) Section 3.22(a) of the Parent Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Parent, any Parent Subsidiary or any ERISA Affiliate. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Employee Benefit Plan, have been delivered or made available to the Parent. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Parent, the Parent Subsidiaries and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. The Parent, each Subsidiary of the Parent, each ERISA Affiliate and each Employee Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including without limitation Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Employee Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.

(b) To the knowledge of the Parent, there are no Legal Proceedings (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders) against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

(c) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Employee Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(d) Neither the Parent, any Parent Subsidiary, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(e) At no time has the Parent, any Parent Subsidiary or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(f) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Parent or any Parent Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Employee Benefit Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(g) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Parent, any Parent Subsidiary or any ERISA Affiliate that would subject the Parent, any Parent Subsidiary or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan.

(h) No Employee Benefit Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(i) Each Employee Benefit Plan is amendable and terminable unilaterally by the Parent at any time without liability to the Parent as a result thereof and no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Parent from amending or terminating any such Employee Benefit Plan

(j) Section 3.22(j) of the Parent Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Parent or any Parent Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Parent or any Parent Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Parent or any Parent Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Parent or any Parent Subsidiary, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. The accruals for vacation, sickness and disability expenses are accounted for on the Most Recent Balance Sheet and are adequate and materially reflect the expenses associated therewith in accordance with GAAP.

3.23 Environmental Matters.

(a) Each of the Parent and the Parent Subsidiaries has complied with all applicable Environmental Laws, except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. There is no pending or, to the knowledge of the Parent, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Parent or any Parent Subsidiary, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Set forth in Section 3.23(b) of the Parent Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Parent or a Parent Subsidiary (whether conducted by or on behalf of the Parent or a Parent Subsidiary or a third party, and whether done at the initiative of the Parent or a Parent Subsidiary or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Parent has possession of or access to. A complete and accurate copy of each such document has been provided to the Parent.

(c) The Parent is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Parent or any Parent Subsidiary.

3.24 Permits. Section 3.24 of the Parent Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) (“Parent Permits”) issued to or held by the Parent or any Parent Subsidiary. Such listed Permits are the only Parent Permits that are required for the Parent and the Parent Subsidiaries to conduct their respective businesses as presently conducted except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each such Parent Permit is in full force and effect and, to the knowledge of the Parent, no suspension or cancellation of such Parent Permit is threatened and there is no basis for believing that such Parent Permit will not be renewable upon expiration. Each such Parent Permit will continue in full force and effect immediately following the Closing.

3.25 Certain Business Relationships With Affiliates. No Affiliate of the Parent or of any Parent Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Parent or any Parent Subsidiary, (b) has any claim or cause of action against the Parent or any Parent Subsidiary, or (c) owes any money to, or is owed any money by, the Parent or any Parent Subsidiary. Section 3.25 of the Parent Disclosure Schedule describes any transactions involving the receipt or payment in excess of $1,000 in any fiscal year between the Parent or a Parent Subsidiary and any Affiliate thereof which have occurred or existed since the beginning of the time period covered by the Parent Financial Statements.

3.26 Tax-Free Reorganization.

(a) The Parent (i) is not an “investment company” as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code; (ii) has no present plan or intention to liquidate the Surviving Corporation or to merge the Surviving Corporation with or into any other corporation or entity, or to sell or otherwise dispose of the stock of the Surviving Corporation which Parent will acquire in the Merger, or to cause the Surviving Corporation to sell or otherwise dispose of its assets, all except in the ordinary course of business or if such liquidation, merger, disposition is described in Section 368(a)(2)(C) or Treasury Regulation Section 1.368-2(d)(4) or Section 1368-2(k); and (iii) has no present plan or intention, following the Merger, to issue any additional shares of stock of the Surviving Corporation or to create any new class of stock of the Surviving Corporation.

(b) The Acquisition Subsidiary is a wholly-owned subsidiary of the Parent, formed solely for the purpose of engaging in the Merger, and will carry on no business prior to the Merger.

(c) Immediately prior to the Merger, the Parent will be in control of Acquisition Subsidiary within the meaning of Section 368(c) of the Code.

(d) Immediately following the Merger, the Surviving Corporation will hold at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by the Company immediately prior to the Merger (for purposes of this representation, amounts used by the Company to pay reorganization expenses, if any, will be included as assets of the Company held immediately prior to the Merger).

(e) The Parent has no present plan or intention to reacquire any of the Merger Shares.

(f) The Acquisition Subsidiary will have no liabilities assumed by the Surviving Corporation and will not transfer to the Surviving Corporation any assets subject to liabilities in the Merger.

(g) Following the Merger, the Surviving Corporation will continue the Company’s historic business or use a significant portion of the Company’s historic business assets in a business as required by Section 368 of the Code and the Treasury Regulations promulgated thereunder.

(h) The Split-Off Agreement will constitute a legally binding obligation among the Parent, the Split-Off Subsidiary and Buyers prior to the Effective Time; immediately following consummation of the Merger, Parent will distribute the stock of the Split-Off Subsidiary to Buyers in cancellation of the Purchase Price Shares (as such term is defined in the Split-Off Agreement); no property other than the capital stock of the Split-Off Subsidiary will be distributed by Parent to Buyer in connection with or following the Merger; upon execution of the Split-Off Agreement, Buyer will have no right to sell or transfer the Purchase Price Shares to any person without Parent’s prior written consent, and Parent will not consent (nor will it permit others to consent) to any such sale or transfer; upon execution of the Split-Off Agreement, there will be no other plan, arrangement, agreement, contract, intention, or understanding, whether written or verbal and whether or not enforceable in law or equity, that would permit Buyer to vote the Purchase Price Shares or receive any property or other distributions from Parent with respect to the Purchase Price Shares other than the capital stock of the Split-Off Subsidiary.

3.27 Split-Off. Immediately after the Effective Time, the Parent will have discontinued all of its business operations which it conducted prior to the Effective Time by closing the transactions contemplated by the Split-Off Agreement. Upon the closing of the transactions contemplated by the Split-Off Agreement, without giving effect to the Merger, the Parent will have no liabilities, contingent or otherwise, of any kind whatsoever, including but not limited to liabilities in any way related to its pre-Effective Time business operations.

3.28 Brokers’ Fees. Except as set forth on Section 3.28 of the Parent Disclosure Schedule, neither the Parent nor the Acquisition Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.29 Disclosure. No representation or warranty by the Parent contained in this Agreement or in any of the Transaction Documentation, and no statement contained in the any document, certificate or other instrument delivered or to be delivered by or on behalf of the Parent pursuant to this Agreement or therein, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Parent has disclosed to the Company all material information relating to the business of the Parent or any Parent Subsidiary or the transactions contemplated by this Agreement.

3.30 Interested Party Transactions. Except for the Split-Off Agreement, to the knowledge of the Parent, no officer, director or stockholder of Parent or any “affiliate” (as such term is defined in Rule 12b-2 under the Exchange Act) or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such person currently has or has had, either directly or indirectly, (a) an interest in any person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by Parent or any Parent Subsidiary or (ii) purchases from or sells or furnishes to Parent or any Parent Subsidiary any goods or services, or (b) a beneficial interest in any contract or agreement to which Parent or any Parent Subsidiary is a party or by which it may be bound or affected. Neither Parent or any Parent Subsidiary has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Parent or any Parent Subsidiary.

3.31 Duty to Make Inquiry. To the extent that any of the representations or warranties in this Article III are qualified by “knowledge” or “belief,” Parent represents and warrants that it has made due and reasonable inquiry and investigation concerning the matters to which such representations and warranties relate, including, but not limited to, diligent inquiry by its directors, officers and key personnel.

3.32 Accountants. Sherb & Co. LLP (“Sherb”), is and has been the Parent’s registered public accounting firm since October 10, 2007. Throughout its engagement by Parent, Sherb has been (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (b) “independent” with respect to Parent within the meaning of Regulation S-X and (c) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the Commission and the Public Company Accounting Oversight Board. The report of Sherb on the financial statements of Parent for the past fiscal year did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified as to audit scope or accounting principles, although it did express uncertainty as to Parent’s ability to continue as a going concern. During Parent’s most recent fiscal year and the subsequent interim periods, there were no disagreements with Sherb on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. None of the reportable events listed in Item 304(a)(1)(iv) of Regulation S-K occurred with respect to Sherb.

3.33 Minute Books. The minute books and other similar records of the Parent and each Parent Subsidiary contain, in all material respects, complete and accurate records of all actions taken at any meetings of directors and stockholders or actions by written consent in lieu of the holding of any such meetings since the time of organization of each such corporation through the date of this Agreement. The Parent has provided true and complete copies of all such minute books, and other similar records to the Company’s representatives.

3.34 Board Action. The Parent’s Board of Directors (a) has unanimously determined that the Merger is advisable and in the best interests of the Parent’s stockholders and is on terms that are fair to such Parent stockholders and (b) has caused the Parent, in its capacity as the sole stockholder of the Acquisition Subsidiary, and the Board of Directors of the Acquisition Subsidiary, to approve the Merger and this Agreement by unanimous written consent.

ARTICLE IV

COVENANTS

4.1 Closing Efforts. Each of the Parties shall use its best efforts, to the extent commercially reasonable (“Reasonable Best Efforts”), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

4.2 Governmental and Third-Party Notices and Consents.

(a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

(b) The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in Section 2.4 of the Disclosure Schedule.

4.3 Current Report. As soon as reasonably practicable after the execution of this Agreement, the Parties shall prepare a current report on Form 8-K relating to this Agreement and the transactions contemplated hereby (the “Current Report”). Each of the Company and Parent shall use its Reasonable Best Efforts to cause the Current Report to be filed with the SEC within four business days of the execution of this Agreement and to otherwise comply with all requirements of applicable federal and state securities laws.

4.4 Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall conduct its operations in the Ordinary Course of Business and in material compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, the Company shall not, without the written consent of the Parent (which shall not be unreasonably withheld or delayed):

(a) issue or sell, or redeem or repurchase, any stock or other securities of the Company or any Company Warrants, Company Options or other rights to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities or Company Options or Company Warrants outstanding on the date hereof), or amend any of the terms of (including without limitation the vesting of) any such convertible securities or Company Options or Company Warrants;

(b) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c) create, incur or assume any indebtedness (including obligations in respect of capital leases) except in the Ordinary Course of Business or in connection with the transactions contemplated by this Agreement or the Bridge Loan; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees;

(e) acquire, sell, lease, license or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

(f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h) amend its charter, by-laws or other organizational documents;

(i) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(j) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement;

(k) institute or settle any Legal Proceeding;

(l) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied; or

(m) agree in writing or otherwise to take any of the foregoing actions.

4.5 Access to Information.

(a) The Company shall permit representatives of the Parent to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company.

(b) Each of the Parent and the Acquisition Subsidiary (i) shall treat and hold as confidential any Company Confidential Information (as defined below), (ii) shall not use any of the Company Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Company all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, “Company Confidential Information” means any information of the Company that is furnished to the Parent or the Acquisition Subsidiary by the Company in connection with this Agreement; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly other than as a result of disclosure by the Parent, the Acquisition Subsidiary or their respective directors, officers, employees, agents or advisors, (B) which, after disclosure, becomes available publicly through no fault of the Parent or the Acquisition Subsidiary or their respective directors, officers, employees, agents or advisors, (C) which the Parent or the Acquisition Subsidiary knew or to which the Parent or the Acquisition Subsidiary had access prior to disclosure, provided that the source of such information is not known by the Parent or the Acquisition Subsidiary to be bound by a confidentiality obligation to the Company, or (D) which the Parent or the Acquisition Subsidiary rightfully obtains from a source other than the Company provided that the source of such information is not known by the Parent or the Acquisition Subsidiary to be bound by a confidentiality obligation to the Company.

4.6 Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Parent shall (and shall cause each Parent Subsidiary to) conduct its operations in the Ordinary Course of Business and in material compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, the Parent shall not (and shall cause each Parent Subsidiary not to), without the written consent of the Company:

(a) issue or sell, or redeem or repurchase, any stock or other securities of the Parent or any rights, warrants or options to acquire any such stock or other securities, except as contemplated by, and in connection with, the Private Placement Offering and the Merger;

(b) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except as contemplated by, and in connection with, the Stock Split;

(c) create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees, except for the adoption of Parent’s 2010 Stock Option Plan (the “Parent Option Plan”) covering 3,500,000 shares of Parent Common Stock;

(e) acquire, sell, lease, license or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any Parent Subsidiary or any corporation, partnership, association or other business organization or division thereof), except as contemplated by, and in connection with, the Split-Off;

(f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h) amend its charter, by-laws or other organizational documents except that Parent shall adopt such new by-laws as shall be mutually agreed to by the Parent and the Company.

(i) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(j) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement;

(k) institute or settle any Legal Proceeding;

(l) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Parent and/or the Acquisition Subsidiary set forth in this Agreement becoming untrue in any material respect or (ii) any of the conditions to the Merger set forth in Article V not being satisfied; or

(m) agree in writing or otherwise to take any of the foregoing actions.

4.7 Access to Information.

(a) The Parent shall (and shall cause the Acquisition Subsidiary to) permit representatives of the Company to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Parent and the Acquisition Subsidiary) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Parent and the Acquisition Subsidiary.

(b) The Company (i) shall treat and hold as confidential any Parent Confidential Information (as defined below), (ii) shall not use any of the Parent Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Parent all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, “Parent Confidential Information” means any information of the Parent or any Parent Subsidiary that is furnished to the Company by the Parent or the Acquisition Subsidiary in connection with this Agreement; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly other than as a result of disclosure by the Company or its directors, officers, employees, agents or advisors, (B) which, after disclosure, becomes available publicly through no fault of the Company or its directors, officers, employees, agents or advisors, (C) which the Company knew or to which the Company had access prior to disclosure, provided that the sources of such information is not known by the Company to be bound by a confidentiality obligation to Parent or any Parent Subsidiary or (D) which the Company rightfully obtains from a source other than the Parent or an Parent Subsidiary, provided that the source of such information is not known by the Company to be bound by a confidentiality obligation to Parent or any Parent Subsidiary.

4.8 Expenses. The costs and expenses of the Parent and the Company (including legal fees and expenses of Parent and the Company) incurred in connection with this Agreement and the transactions contemplated hereby shall be payable at Closing from the proceeds of the Private Placement Offering with the exception of Placement Agent legal fees and expenses that will be payable from the Placement Agent’s 3% non-accountable expense allowance. The Parent’s legal fees shall be limited to $145,000 in the aggregate. The Parent’s expenses shall be limited to reasonable expenses actually incurred.

4.9 Indemnification.

(a) Except as otherwise contemplated by this Agreement, the Parent shall not, for a period of three years after the Effective Time, take any action to alter or impair any exculpatory or indemnification provisions now existing in the certificate of incorporation or bylaws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time, except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time.

(b) From and after the Effective Time, the Parent agrees that it will, and will cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Company (the “Indemnified Executives”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Nevada or Delaware law, as applicable (and the Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under Nevada or Delaware law, as applicable, provided the Indemnified Executive to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Executive is not entitled to indemnification).

4.10 Quotation of Merger Shares. The Parent shall take whatever steps are necessary to cause the Merger Shares (and any shares of Parent Common Stock that may be issued pursuant to Section 1.16) to be eligible for quotation on OTC Markets.

4.11 Split-Off. The Parent shall take whatever steps are necessary to enable it to effect the Split-Off immediately after the Effective Time.

4.12 Stock Option Plan. The Board of Directors of Parent shall adopt, prior to or as of the Effective Time, the 2010 Option Plan, subject to stockholder approval, reserving for issuance 3,500,000 shares of Parent Common Stock.

4.13 Information Provided to Company Stockholders. The Company shall prepare, with the cooperation of the Parent, information to be sent to the holders of Company Shares in connection with receiving their approval of the Merger, this Agreement and related transactions. Such information shall constitute a disclosure of the offer and issuance of the shares of Parent Common Stock to be received by the Company Stockholders in the Merger. The Parent and the Company shall each use Reasonable Best Efforts to cause information provided to such holders to comply with applicable federal and state securities and business corporation law requirements. Each of the Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the information sent, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the information to be sent to the holders of Company Shares. The Company will promptly advise the Parent, and the Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or the Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the information sent in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The information sent shall contain the recommendation of the Board of Directors of the Company that the holders of Company Shares approve the Merger and this Agreement and the conclusion of the Board of Directors of the Company that the terms and conditions of the Merger are advisable and fair and reasonable to the such holders. Anything to the contrary contained herein notwithstanding, the Company shall not include in the information sent to such holders any information with respect to the Parent or its affiliates or associates, the form and content of which information shall not have been approved by the Parent prior to such inclusion.

4.14 No Shorting. The Parent and the Company shall use their Reasonable Best Efforts to ensure that each officer and director of Parent and each Stockholder of Parent beneficially owning 5% or more of the Parent Common Stock after giving effect to the Merger, Split-Off and Private Placement Offering, agrees that it will not, for a period commencing on the date hereof and terminating one year after the Effective Time, directly or indirectly, effect or agree to effect any short sale (as defined in Rule 200 under Regulation SHO of the Exchange Act), whether or not against the box, establish any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) with respect to the Parent Common Stock, borrow or pre-borrow any shares of Parent Common Stock, or grant any other right (including, without limitation, any put or call option) with respect to the Parent Common Stock or with respect to any security that includes, relates to or derives any significant part of its value from the Parent Common Stock or otherwise seek to hedge its position in the Parent Common Stock (each, a “Prohibited Transaction”).

ARTICLE V

CONDITIONS TO CONSUMMATION OF MERGER

5.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

(a) this Agreement and the Merger shall have received the approval of at least 80% of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the Merger;

(b) the completion of the offer and sale of the Private Placement Offering;

(c) satisfactory completion by Parent and Company of all necessary legal due diligence;

(d) consummation of all required definitive instruments and agreements including, but not limited to, the Merger Agreement, in forms acceptable to the Company and Parent;

(e) the Company and Parent obtaining all necessary board, shareholder, and third party consents; and

(f) that there be no injunction or order in effect by any governmental authority prohibiting the Merger.

5.2 Conditions to Obligations of the Parent and the Acquisition Subsidiary. The obligation of each of the Parent and the Acquisition Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Parent) of the following additional conditions:

(a) the number of Dissenting Shares shall not exceed 20% of the number of outstanding Company Shares as of the Effective Time;

(b) the Company shall have obtained (and shall have provided copies thereof to the Parent) all waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Company, except for any the failure of which to obtain or effect does not, individually or in the aggregate, have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c) the representations and warranties of the Company set forth in this Agreement (when read without regard to any qualification as to materiality or Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made as of the Effective Time (provided, however, that to the extent such representation and warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representation and warranty that, individually or in the aggregate, does not have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(d) the Company shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

(e) no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(f) the Company shall have delivered to the Parent and the Acquisition Subsidiary a certificate (the “Company Certificate”) to the effect that each of the conditions specified in clauses (a ) and (c) (with respect to the Company’s due diligence of the Parent) of Section 5.1 and clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Company) of this Section 5.2 is satisfied in all respects;

(g) the Company’s officers, directors and 5% shareholders shall enter into lock-up agreements with the Parent pursuant to which they shall have agreed to certain restrictions on the sale or other disposition of the Parent Common Stock acquired by them prior to the Merger for a term equal to the earlier of (i) twelve months from the Closing Date; or (ii) six months following the effective date of the Registration Statement;

(h) the Company Stockholders shall have agreed not to engage in any Prohibited Transactions;

(i) the Parent shall have received from Meister Seelig & Fein LLP, counsel to the Company, an opinion with respect to the matters set forth in Exhibit C attached hereto, addressed to the Parent and the Placement Agent and dated as of the Closing Date;

(j) that there have been no material adverse changes to the Company’s business since the date of this Agreement; and

(k) the Company shall have provided audited financial statements from an independent accounting firm, qualified to conduct public company audits, for the year ended December 31, 2009 and the operating results and period end financial condition reflected therein shall not have been materially different from the unaudited financial statements already provided for the same period.

5.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

(a) the Parent shall have obtained (and shall have provided copies thereof to the Company) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Parent, except for any the failure of which to obtain or effect does not, individually or in the aggregate, have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(b) the representations and warranties of the Parent set forth in this Agreement (when read without regard to any qualification as to materiality or Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made as of the Effective Time (provided, however, that to the extent such representation or warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representation and warranty that, individually or in the aggregate, do not have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c) each of the Parent and the Acquisition Subsidiary shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

(d) no material Legal Proceedings shall be pending or threatened against Parent or the Acquisition Subsidiary and no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(e) the Parent shall have delivered to the Company a certificate (the “Parent Certificate”) to the effect that each of the conditions specified in clauses (b) and (c) (with respect to the Parent’s due diligence of the Company) of Section 5.1 and clauses (a) through (d) (insofar as clause (d) relates to Legal Proceedings involving the Parent and its Subsidiaries) of this Section 5.3 is satisfied in all respects;

(f) the Company shall have received from Gottbetter & Partners, LLP, counsel to the Parent and the Acquisition Subsidiary, an opinion with respect to the matters set forth in Exhibit D attached hereto, addressed to the Company and the Placement Agent and dated as of the Closing Date;

(g) the total number of shares of Parent Common Stock issued and outstanding immediately after the Effective Time, shall equal 7,000,000 shares, after giving effect to a 2.02898 for 1 forward stock split, the Split-Off, and the cancellation of 500,000 pre-split shares, but excluding (i) the shares of Parent Common Stock to be issued to investors in the Private Placement Offering, (ii) the issuance of the Merger Shares to be issued to Company Stockholders and the holders of the Parent Options and Parent Bridge Warrants (upon the exercise of such Parent Options and Parent Bridge Warrants) in connection with the Merger; and (iii) the issuance of shares of Parent Common Stock underlying warrants (A) to be issued to investors in the Private Placement Offering (upon the exercise thereof); and (B) to be issued to the Placement agent in the Private Placement Offering (upon the exercise of warrants to be issued to the Placement Agent in connection with the sale of units under the Private Placement Offering).

(h) Frank Reynolds shall have an employment agreement mutually satisfactory to the Company, the Parent and Mr. Reynolds;

(i) the Parent shall have adopted the Parent Option Plan;

(j) the Company shall have received a certificate of Parent’s transfer agent and registrar certifying that as of the Closing Date there are 22,762,027 post-split shares of Parent Common Stock issued and outstanding (without giving effect to the cancellation of 1,014,490 shares of Parent Common Stock and the retirement, pursuant to the Split-Off, of 14,747,555 post-split shares of Parent Common Stock, such transactions to be effected immediately after the Effective Time, after which cancelation and retirement there will be 7,000,000 shares of Parent Common Stock issued and outstanding);

(k) contemporaneously with the closing of the Merger, the Parent, the Split-Off Subsidiary, and the Buyer shall execute the Split-Off Agreement, which Split-Off shall be effective immediately following the Closing of the Merger;

(l) after giving prior effect to the Split-Off, the Parent shall have no liabilities;

(m) the Parent shall have filed with the SEC and transmitted to its shareholders of record at least 10 days prior to the Closing the information required by Rule 14f-1 under the Exchange Act; and

(n) that there have been no material adverse changes to the Parent’s business since the date of this Agreement.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification by the Company. The Company shall indemnify the Parent in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Parent resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company contained in this Agreement or the Company Certificate.

6.2 Indemnification by the Parent. The Parent shall indemnify the Company in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Company resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Parent or the Acquisition Subsidiary contained in this Agreement or the Parent Certificate.

6.3 Indemnification Claims by the Parties.

(a) In the event that a Party is entitled, or seeks to assert rights, to indemnification under this Article VI, the Party seeking indemnification (the “Indemnitee”) shall give written notification to the Party from whom indemnification is sought (the “Indemnitor”) of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VI may be sought. Such notification shall be given within 20 business days after receipt by the Indemnitee of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the Indemnitee) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the Indemnitee in notifying the Indemnitor shall relieve the Indemnitor of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnitor may, upon written notice thereof to the Indemnitee, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnitee; provided that the Indemnitor may not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the Indemnitee. If the Indemnitor does not so assume control of such defense, the Indemnitee shall control such defense. The party not controlling such defense (the “Non-Controlling Party”) may participate therein at its own expense; provided that if the Indemnitor assumes control of such defense and the Indemnitee reasonably concludes that the Indemnitor and the Indemnitee have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnitee shall be considered “Damages” for purposes of this Agreement. The party controlling such defense (the “Controlling Party”) shall keep the Non-Controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The Indemnitor shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnitee, which shall not be unreasonably withheld or delayed; provided that the consent of the Indemnitee shall not be required if the Indemnitor agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnitee from further liability and has no other materially adverse effect on the Indemnitee. The Indemnitee shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnitor, which shall not be unreasonably withheld or delayed.

(b) In order to seek indemnification under this Article VI, Indemnitee shall give written notification (a “Claim Notice”) to the Indemnitor which contains (i) a description and the amount (the “Claimed Amount”) of any Damages incurred or reasonably expected to be incurred by the Indemnitee, (ii) a statement that the Indemnitee is entitled to indemnification under this Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (c) below) in the amount of such Claimed Amount.

(c) Within 20 days after delivery of a Claim Notice, the Indemnitor shall deliver to the Indemnitee a written response (the “Response”) in which Indemnitor shall: (i) agree that the Indemnitee is entitled to receive all of the Claimed Amount, (ii) agree that the Indemnitee is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”), or (iii) dispute that the Indemnitee is entitled to receive any of the Claimed Amount. If the Indemnitor in the Response disputes its liability for all or part of the Claimed Amount, the Indemnitor and the Indemnitee shall follow the procedures set forth in Section 6.3(d) for the resolution of such dispute (a “Dispute”).

(d) During the 60-day period following the delivery of a Response that reflects a Dispute, the Indemnitor and the Indemnitee shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 60-day period, the Indemnitor and the Indemnitee shall discuss in good faith the submission of the Dispute to a mutually acceptable alternative dispute resolution procedure (which may be non-binding or binding upon the parties, as they agree in advance) (the “ADR Procedure”). In the event the Indemnitor and the Indemnitee agree upon an ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service (the “ADR Service”), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure. The provisions of this Section 6.3(d) shall not obligate the Indemnitor and the Indemnitee to pursue an ADR Procedure or prevent either such party from pursuing the Dispute in a court of competent jurisdiction; provided that, if the Indemnitor and the Indemnitee agree to pursue an ADR Procedure, neither the Indemnitor nor the Indemnitee may commence litigation or seek other remedies with respect to the Dispute prior to the completion of such ADR Procedure. Any ADR Procedure undertaken by the Indemnitor and the Indemnitee shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Indemnitor, or any of the Indemnifying Stockholders, the Indemnitee or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product. Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible). The fees and expenses of any ADR Service used by the Indemnitor and the Indemnitee shall be considered Damages.

(e) Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that the Indemnitee is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnitee may be entitled to indemnification pursuant to this Article VI, and the Indemnitee reasonably determines in good faith that it has a valid business reason to fulfill such obligation, then (i) Indemnitee shall be entitled to satisfy such obligation, with prior notice to but without prior consent from the Indemnitor, (ii) Indemnitee may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) Indemnitee shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnitor to dispute the Indemnitee’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).

6.4 Survival of Representations and Warranties. All representations and warranties contained in this Agreement, the Company Certificate or the Parent Certificate shall (a) survive the Closing and any investigation at any time made by or on behalf of Parent or the Company and (b) shall expire on the date two years following the Closing Date. If Parent delivers to an Indemnifying Stockholders, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result a legal proceeding instituted by or written claim made by a third party, the Parent reasonably expects to incur Damages as a result of a breach of such representation or warranty (an “Expected Claim Notice”), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such Expected Claim Notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Parent, the Parent shall promptly so notify the Indemnifying Stockholders; and if the Parent has delivered a copy of the Expected Claim Notice to the Escrow Agent and Escrow Shares have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Stockholders and the Parent shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to distribute such retained Escrow Shares to the Indemnifying Stockholders in accordance with the terms of the Escrow Agreement.

6.5 Limitations on Claims for Indemnification.

(a) Notwithstanding anything to the contrary herein, no Party shall be entitled to recover, or be indemnified for, Damages arising out of a misrepresentation or breach of warranty set forth in Article II unless and until the aggregate of all such Damages paid or payable by the Indemnitor collectively exceeds $50,000 (the “Damages Threshold”) and then, if such aggregate threshold is reached, the Indemnitee shall only be entitled to recover for Damages in excess of such respective threshold; and in no event shall any Indemnitor be liable under this Article VI for an aggregate amount in excess of $250,000.

ARTICLE VII

DEFINITIONS

For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

Defined Term	Section
Acquisition Subsidiary	Introduction
ADR Procedure	6.3(d)
ADR Service	6.3(d)
Affiliate	2.13(a)(vii)
Agreed Amount	6.3(c)
Agreement	Introduction
Buyers	Introduction
CERCLA	2.20(a)
Certificate of Merger	1.1
Certificates	1.10
Claim Notice	6.3(b)
Claimed Amount	6.3(b)
Claims	1.16
Closing	1.5
Closing Date	1.5
Code	Introduction
Common Conversion Ratio	1.8(b)
Company	Introduction
Company Balance Sheet	2.6
Company Balance Sheet Date	2.6
Company Certificate	5.2(f)
Company Confidential Information	4.5(b)
Company Financial Statements	2.6
Company Material Adverse Effect	2.1
Company Options	1.11(a)
Company Shares	1.6(d)
Company Stockholders	1.6(d)
Company Warrants	1.11(d)
Contemplated Transactions	8.3
Controlling Party	6.3(a)
Convertible Notes	2.2
Current Report	4.3
Damages	6.1
Damages Threshold	6.5(a)
Defaulting Party	8.6
Disclosure Schedule	Article II
Dispute	6.3(c)

Defined Term	Section
Dissenting Shares	1.9(a)
Effective Time	1.1
Employee Benefit Plan	2.19(a)(i)
Environmental Law	2.20(a)
ERISA	2.19(a)(ii)
ERISA Affiliate	2.19(a)(iii)
Escrow Agent	1.6(g)
Escrow Agreement	1.6(g)
Escrow Shares	1.8(b)
Exchange Act	2.6
Expected Claim Notice	6.4
GAAP	2.6
GCL	1.1
Governmental Entity	2.4
Indemnified Executives	4.9(b)
Intellectual Property	2.27(a)
Intellectual Property Rights	2.27(a)
Legal Proceeding	2.17
Loss	1.16
Merger	Introduction
Merger Shares	1.8(b)
Non-Controlling Party	6.3(a)
Non-Defaulting Party	8.6
Ordinary Course of Business	2.4
Organization Date	2.9(c)
OTCBB	3.2
Parent	Introduction
Parent Bridge Warrants	1.4
Parent Certificate	5.3(e)
Parent Common Stock	1.8(a)
Parent Confidential Information	4.7(b)
Parent Disclosure Schedule	Article III
Parent Financial Statements	3.8
Parent Liabilities	1.16
Parent Material Adverse Effect	3.1
Parent Options	1.8(a)
Parent Option Plan	4.6(d)
Parent PPO Warrants	1.2
Parent Reports	3.6
Parent Subsidiary	2.5
Party	Introduction
Permits	2.23
Prohibited Transaction	4.15
PPO Price	Introduction
Private Placement Offering	Introduction

Defined Term	Section
Reasonable Best Efforts	4.1
Registration Statement	1.2
Response	6.3(c)
SEC	1.16
Securities Act	1.3(c)
Security Interest	2.4
Share Contribution	3.2
Split-Off	Introduction
Split-Off Agreement	Introduction
Split-Off Subsidiary	Introduction
Stockholder Approval	2.3
Subsidiary	2.5
Surviving Corporation	1.1
Tax Returns	2.9(a)(ii)
Taxes	2.9(a)(i)
Transaction Documentation	3.3
2010 Plan	1.11(a)
Value	6.3(c)

ARTICLE VIII

TERMINATION

8.1 Termination by Mutual Agreement. This Agreement may be terminated at any time by mutual written consent of the Parties.

8.2 Termination for Failure to Close. This Agreement shall be automatically terminated if the Closing Date shall not have occurred by December 31, 2010, unless such date is extended by mutual written consent of the Parties.

8.3 Termination by Operation of Law. This Agreement may be terminated by any Party hereto if there shall be any statute, rule or regulation that renders consummation of the transactions contemplated by this Agreement (the “Contemplated Transactions) illegal or otherwise prohibited, or a court of competent jurisdiction or any government (or governmental authority) shall have issued an order, decree or ruling, or has taken any other action restraining, enjoining or otherwise prohibiting the consummation of such transactions and such order, decree, ruling or other action shall have become final and nonappealable.

8.4 Termination for Failure to Perform Covenants or Conditions. This Agreement may be terminated prior to the Effective Time:

(a) by the Parent and the Acquisition Subsidiary if: (i) any of the representations and warranties made in this Agreement by the Company shall not be materially true and correct, when made or at any time prior to consummation of the Contemplated Transactions as if made at and as of such time; (ii) any of the conditions set forth in Section 5.2 hereof have not been fulfilled in all material respects by the Closing Date; (iii) the Company shall have failed to observe or perform any of its material obligations under this Agreement; or (iv) as otherwise set forth herein; or

(b) by the Company if: (i) any of the representations and warranties of the Parent or the Acquisition Subsidiary shall not be materially true and correct when made or at any time prior to consummation of the Contemplated Transactions as if made at and as of such time; (ii) any of the conditions set forth in Section 5.3 hereof have not been fulfilled in all material respects by the Closing Date; (iii) the Parent or the Acquisition Subsidiary shall have failed to observe or perform any of their material respective obligations under this Agreement; or (iv) as otherwise set forth herein.

8.5 Effect of Termination or Default; Remedies. In the event of termination of this Agreement as set forth above, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto, provided that such Party is a Non-Defaulting Party (as defined below). The foregoing shall not relieve any Party from liability for damages actually incurred as a result of such Party’s breach of any term or provision of this Agreement.

8.6 Remedies; Specific Performance. In the event that any Party shall fail or refuse to consummate the Contemplated Transactions or if any default under or beach of any representation, warranty, covenant or condition of this Agreement on the part of any Party (the “Defaulting Party”) shall have occurred that results in the failure to consummate the Contemplated Transactions, then in addition to the other remedies provided herein, the non-defaulting Party (the “Non-Defaulting Party”) shall be entitled to seek and obtain money damages from the Defaulting Party, or may seek to obtain an order of specific performance thereof against the Defaulting Party from a court of competent jurisdiction, provided that the Non-Defaulting Party seeking such protection must file its request with such court within forty-five (45) days after it becomes aware of the Defaulting Party’s failure, refusal, default or breach. In addition, the Non-Defaulting Party shall be entitled to obtain from the Defaulting Party court costs and reasonable attorneys’ fees incurred in connection with or in pursuit of enforcing the rights and remedies provided hereunder.

ARTICLE IX

MISCELLANEOUS

9.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

9.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in Article I concerning issuance of the Merger Shares and Article VI concerning indemnification are intended for the benefit of the Company Stockholders , (b) the provisions in Section 4.9 concerning indemnification are intended for the benefit of the individuals specified therein and their successors and assigns, and (c) the provisions of Articles II and III covering the representations and warranties of the Company to the Parent and the Parent and Acquisition Subsidiary to the Company are also intended for the benefit of the Placement Agent.

9.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Acquisition Subsidiary may assign its rights, interests and obligations hereunder to a wholly-owned subsidiary of the Parent.

9.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company or the Parent (subsequent to the Closing):	Copy to (which copy shall not constitute notice hereunder):

InVivo Therapeutics Corporation	Meister Selig & Fein LLP
One Broadway, 14th Floor	Two Grand Central Tower
Cambridge, Ma. 02142	140 East 45th Street, 19th Floor
Attn: Frank M. Reynolds, President	New York, NY 10017
Facsimile: (617) 225-4430	Attn: Mitchell L. Lampert
Facsimile: (212) 655-3535

If to the Parent or the Acquisition Subsidiary (prior to the Closing):	Copy to (which copy shall not constitute notice hereunder):

InVivo Therapeutics Holdings Corp.	Gottbetter & Partners, LLP
100 Europa Drive, Suite 455	488 Madison Avenue, 12th Floor
Chapel Hill, NC 27517	New York, NY 10022
Attn: Peter Reichard, President	Attn: Adam S. Gottbetter, Esq.
Facsimile: (919) 933-2730	Facsimile: (212) 400-6901

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

9.11 Submission to Jurisdiction. Each of the Parties (a) submits to the jurisdiction of any state or federal court sitting in the County of New York in the State of New York in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.7. Nothing in this Section 9.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

9.12 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PARENT:
INVIVO THERAPEUTICS HOLDINGS CORP.

By:	/s/ Peter Reichard
Name:	Peter Reichard
Title:	President and Chief Executive Officer

ACQUISITION SUBSIDIARY:
INVIVO THERAPEUTICS ACQUISITION CORP.

By:	/s/ Peter Reichard
Name:	Peter Reichard
Title:	President and Chief Executive Officer

COMPANY:
INVIVO THERAPEUTICS CORPORATION

By:	/s/ Frank Reynolds
Name:	Frank Reynolds
Title:	Chief Executive Officer

EXHIBIT A

SPLIT-OFF AGREEMENT

This SPLIT-OFF AGREEMENT, dated as of October 26, 2010 (this “Agreement”), is entered into by and among InVivo Therapeutics Holding Corp. (f/k/a Design Source, Inc.), a Nevada corporation (“Seller”), DSource Split Corp., a Delaware corporation (“Split-Off Subsidiary”) and Peter Reichard, Peter Coker and Lawrence Reichard (“Buyers”).

RECITALS:

WHEREAS, Seller is the owner of all of the issued and outstanding capital stock of Split-Off Subsidiary; Split-Off Subsidiary is a wholly-owned subsidiary of Seller which will acquire the business assets and liabilities previously held by Seller; and Seller has no other businesses or operations prior to the Merger (as defined herein);

WHEREAS, contemporaneously with the execution of this Agreement, Seller, InVivo Therapeutics Corporation, a Delaware corporation (“InVivo”), and a newly-formed wholly-owned Nevada subsidiary of Seller, InVivo Therapeutics Acquisition Corp. (“Acquisition Subsidiary”), will enter into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) pursuant to which Acquisition Subsidiary will merge with and into InVivo with InVivo remaining as the surviving entity (the “Merger”); and the equity holders of InVivo will receive securities of Seller in exchange for their equity interests in InVivo;

WHEREAS, the execution and delivery of this Agreement is required by InVivo as a condition to its execution of the Merger Agreement and the consummation of the assignment, assumption, purchase and sale transactions contemplated by this Agreement is also a condition to the completion of the Merger pursuant to the Merger Agreement, and Seller has represented to InVivo in the Merger Agreement that the transactions contemplated by this Agreement will be consummated in conjunction with the closing of the Merger, and InVivo relied on such representation in entering into the Merger Agreement;

WHEREAS, Buyers desire to purchase the Shares (as defined in Section 2.1) from Seller, and to assume, as between Seller and Buyers, all responsibility for any debts, obligations and liabilities of Seller (prior to the Merger) and Split-Off Subsidiary, on the terms and subject to the conditions specified in this Agreement; and

WHEREAS, Seller desires to sell and transfer the Shares to Buyers, on the terms and subject to the conditions specified in this Agreement;

NOW, THEREFORE, in consideration of the premises and the covenants, promises and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, agree as follows:

I. ASSIGNMENT AND ASSUMPTION OF SELLER’S ASSETS AND LIABILITIES.

Subject to the terms and conditions provided below:

1.1 Assignment of Assets. Seller hereby contributes, assigns, conveys and transfers to Split-Off Subsidiary, and Split-Off Subsidiary hereby receives, acquires and accepts, all assets and properties of Seller as of the Effective Time, including but not limited to the following, but excluding in all cases (i) the right, title and assets of Seller in, to and under the Transaction Documentation and (ii) the capital stock of InVivo, Acquisition Subsidiary and Split-Off Subsidiary:

(a)	all cash and cash equivalents;

(b)	all accounts receivable;

(c)	all inventories of raw materials, work in process, parts, supplies and finished products;

(d)	all of Seller’s rights, title and interests in, to and under all contracts, agreements, leases, licenses (including software licenses), supply agreements, consulting agreements, commitments, purchase orders, customer orders and work orders, and including all of Seller’s rights thereunder to use and possess equipment provided by third parties, and all representations, warranties, covenants and guarantees related to the foregoing (provided that to the extent any of the foregoing or any claim or right or benefit arising thereunder or resulting therefrom is not assignable by its terms, or the assignment thereof shall require the consent or approval of another party thereto, this Agreement shall not constitute an assignment thereof if an attempted assignment would be in violation of the terms thereof or if such consent is not obtained prior to the Effective Time, and in lieu thereof Seller shall reasonably cooperate with Split-Off Subsidiary in any reasonable arrangement designed to provide Split-Off Subsidiary the benefits thereunder or any claim or right arising thereunder);

(e)	all intellectual property, including but not limited to issued patents, patent applications (whether or not patents are issued thereon and whether modified, withdrawn or resubmitted), unpatented inventions, product designs, copyrights (whether registered or unregistered), know-how, technology, trade secrets, technical information, notebooks, drawings, software, computer coding (both object and source) and all documentation, manuals and drawings related thereto, trademarks or service marks and applications therefor, unregistered trademarks or service marks, trade names, logos and icons and all rights to sue or recover for the infringement or misappropriation thereof;

(f)	all fixed assets, including but not limited to the machinery, equipment, furniture, vehicles, office equipment and other tangible personal property owned or leased by Seller;

(g)	all customer lists, business records, customer records and files, customer financial records, and all other files and information related to customers, all customer proposals, all open service agreements with customers and all uncompleted customer contracts and agreements; and

(h)	to the extent legally assignable, all licenses, permits, certificates, approvals and authorizations issued by Governmental Entities and necessary to own, lease or operate the assets and properties of Seller and to conduct Seller’s business as it is presently conducted;

all of the foregoing being referred to herein as the “Assigned Assets.”

1.2 Assignment and Assumption of Liabilities. Seller hereby assigns to Split-Off Subsidiary, and Split-Off Subsidiary hereby assumes and agrees to pay, honor and discharge all debts, adverse claims, liabilities, judgments and obligations of Seller as of the Effective Time, whether accrued, contingent or otherwise and whether known or unknown, including those arising under any law (including the common law) or any rule or regulation of any Governmental Entity or imposed by any court or any arbitrator in a binding arbitration resulting from, arising out of or relating to the assets, activities, operations, actions or omissions of Seller, or products manufactured or sold thereby or services provided thereby, or under contracts, agreements (whether written or oral), leases, commitments or undertakings thereof, but excluding in all cases the obligations of Seller under the Transaction Documentation (all of the foregoing being referred to herein as the “Assigned Liabilities”).

The assignment and assumption of Seller’s assets and liabilities provided for in this Article I is referred to as the “Assignment.”

II. PURCHASE AND SALE OF STOCK.

2.1 Purchased Shares. Subject to the terms and conditions provided below, Seller shall sell and transfer to Buyers and Buyers shall purchase from Seller, on the Closing Date (as defined in Section 3.1), all of the issued and outstanding shares of capital stock of Split-Off Subsidiary (the “Shares”).

2.2 Purchase Price. The purchase price for the Shares shall be the transfer and delivery by Buyers to Seller of the type and number of shares of common stock and other securities of Seller that Buyers own (the “Purchase Price Securities”), as set forth in Exhibit A attached hereto, deliverable as provided in Section 3.3.

III. CLOSING.

3.1 Closing. The closing of the transactions contemplated in this Agreement (the “Closing”) shall take place as soon as practicable following the execution of this Agreement; provided, however, that the Closing must occur simultaneously with the closing of the Merger. The date on which the Closing occurs shall be referred to herein as the “Closing Date.”

3.2 Transfer of Shares. At the Closing, Seller shall deliver to Buyers certificates representing the Shares purchased by Buyers, duly endorsed to Buyers or as directed by Buyers, which delivery shall vest Buyers with good and marketable title to such Shares, free and clear of all liens and encumbrances.

3.3 Payment of Purchase Price. At the Closing, Buyers shall deliver to Seller a certificate or certificates representing Buyers’ Purchase Price Securities duly endorsed to Seller, which delivery shall vest Seller with good and marketable title to the Purchase Price Securities, free and clear of all liens and encumbrances.

3.4 Transfer of Records. On or before the Closing, Seller shall transfer to Split-Off Subsidiary all existing corporate books and records in Seller’s possession relating to Split-Off Subsidiary and its business, including but not limited to all agreements, litigation files, real estate files, personnel files and filings with governmental agencies; provided, however, when any such documents relate to both Seller and Split-Off Subsidiary, only copies of such documents need be furnished. On or before the Closing, Buyers and Split-Off Subsidiary shall transfer to Seller all existing corporate books and records in the possession of Buyers or Split-Off Subsidiary relating to Seller, including but not limited to all corporate minute books, stock ledgers, certificates and corporate seals of Seller and all agreements, litigation files, real property files, personnel files and filings with governmental agencies; provided, however, when any such documents relate to both Seller and Split-Off Subsidiary or its business, only copies of such documents need be furnished.

3.5 Instruments of Assignment. At the Closing, Seller and Split-Off Subsidiary shall deliver to each other such instruments providing for the Assignment as the other may reasonably request (the “Instruments of Assignment”).

IV. BUYERS’ REPRESENTATIONS AND WARRANTIES. Buyers represent and warrant that:

4.1 Capacity and Enforceability. Buyers have the legal capacity to execute and deliver this Agreement and the documents to be executed and delivered by Buyers at the Closing pursuant to the transactions contemplated hereby. This Agreement and all such documents constitute valid and binding agreements of Buyers, enforceable in accordance with their terms.

4.2 Compliance. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by Buyers will result in the breach of any term or provision of, or constitute a default under, or violate any agreement, indenture, instrument, order, law or regulation to which Buyers are a party or by which Buyers are bound.

4.3 Purchase for Investment. Buyers are financially able to bear the economic risks of acquiring the Shares and the other transactions contemplated hereby, and have no need for liquidity in their investment in the Shares. Buyers have such knowledge and experience in financial and business matters in general, and with respect to businesses of a nature similar to the business of Split-Off Subsidiary (after giving effect to the Assignment), so as to be capable of evaluating the merits and risks of, and making an informed business decision with regard to, the acquisition of the Shares and the other transactions contemplated hereby. Buyers are “accredited investors” within the meaning of Rule 501 of Regulation D under the Securities Act. Buyers are acquiring the Shares solely for their own account and not with a view to or for resale in connection with any distribution or public offering thereof, within the meaning of any applicable securities laws and regulations, unless such distribution or offering is registered under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption from such registration is available. Buyers have (i) received all the information they have deemed necessary to make an informed decision with respect to the acquisition of the Shares and the other transactions contemplated hereby; (ii) had an opportunity to make such investigation as they have desired pertaining to Split-Off Subsidiary (after giving effect to the Assignment) and the acquisition of an interest therein and the other transactions contemplated hereby, and to verify the information which is, and has been, made available to them; and (iii) had the opportunity to ask questions of Seller concerning Split-Off Subsidiary (after giving effect to the Assignment). Buyers acknowledge that due to their affiliation with Seller and Split-Off Subsidiary that they have actual knowledge of the business, operations and financial affairs of Split-Off Subsidiary (after giving effect to the Assignment). Buyers have received no public solicitation or advertisement with respect to the offer or sale of the Shares. Buyers realize that the Shares are “restricted securities” as that term is defined in Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act, the resale of the Shares is restricted by federal and state securities laws and, accordingly, the Shares must be held indefinitely unless their resale is subsequently registered under the Securities Act or an exemption from such registration is available for their resale. Buyers understand that any resale of the Shares by them must be registered under the Securities Act (and any applicable state securities law) or be effected in circumstances that, in the opinion of counsel for Split-Off Subsidiary at the time, create an exemption or otherwise do not require registration under the Securities Act (or applicable state securities laws). Buyers acknowledge and consent that certificates now or hereafter issued for the Shares will bear a legend substantially as follows:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS (THE “STATE ACTS”), HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND QUALIFICATION UNDER THE STATE ACTS OR PURSUANT TO EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS (INCLUDING, IN THE CASE OF THE SECURITIES ACT, THE EXEMPTIONS AFFORDED BY SECTION 4(1) OF THE SECURITIES ACT AND RULE 144 THEREUNDER). AS A PRECONDITION TO ANY SUCH TRANSFER, THE ISSUER OF THESE SECURITIES SHALL BE FURNISHED WITH AN OPINION OF COUNSEL OPINING AS TO THE AVAILABILITY OF EXEMPTIONS FROM SUCH REGISTRATION AND QUALIFICATION AND/OR SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY THERETO THAT ANY SUCH TRANSFER WILL NOT VIOLATE THE SECURITIES LAWS.

Buyers understand that the Shares are being sold to them pursuant to the exemption from registration contained in Section 4(1) of the Securities Act and that Seller is relying upon the representations made herein as one of the bases for claiming the Section 4(1) exemption.

4.4 Liabilities. Following the Closing, Seller will have no liability for any debts, liabilities or obligations of Split-Off Subsidiary or its business or activities, and there are no outstanding guaranties, performance or payment bonds, letters of credit or other contingent contractual obligations that have been undertaken by Seller directly or indirectly in relation to Split-Off Subsidiary or its business and that may survive the Closing.

4.5 Title to Purchase Price Securities. Buyers are the sole record and beneficial owner of their respective Purchase Price Securities. At Closing, Buyers will have good and marketable title to their respective Purchase Price Securities, which Purchase Price Securities are, and at the Closing will be, free and clear of all options, warrants, pledges, claims, liens and encumbrances, and any restrictions or limitations prohibiting or restricting transfer to Seller, except for restrictions on transfer as contemplated by applicable securities laws.

V. SELLER’S AND SUBSIDIARY’S REPRESENTATIONS AND WARRANTIES. Seller and Split-Off Subsidiary, jointly and severally, represent and warrant to Buyers that:

5.1 Organization and Good Standing. Each of Seller and Split-Off Subsidiary is a corporation duly incorporated, validly existing, and in good standing under the laws of their respective states of incorporation.

5.2 Authority and Enforceability. The execution and delivery of this Agreement and the documents to be executed and delivered at the Closing pursuant to the transactions contemplated hereby, and performance in accordance with the terms hereof and thereof, have been duly authorized by Seller and all such documents constitute valid and binding agreements of Seller enforceable in accordance with their terms.

5.3 Title to Shares. Seller is the sole record and beneficial owner of the Shares. At Closing, Seller will have good and marketable title to the Shares, which Shares are, and at the Closing will be, free and clear of all options, warrants, pledges, claims, liens and encumbrances, and any restrictions or limitations prohibiting or restricting transfer to Buyers, except for restrictions on transfer as contemplated by Section 4.3 above. The Shares constitute all of the issued and outstanding shares of capital stock of Split-Off Subsidiary.

5.4 WARN Act. Split-Off Subsidiary does not have a sufficient number of employees to make it subject to the Worker Adjustment and Retraining Notification Act.

5.5 Representations in Merger Agreement. Split-Off Subsidiary represents and warrants that all of the representations and warranties by Seller, insofar as they relate to Split-Off Subsidiary, contained in the Merger Agreement are true and correct.

VI. OBLIGATIONS OF BUYERS PENDING CLOSING. Buyers covenant and agree that between the date hereof and the Closing:

6.1 Not Impair Performance. Buyers shall not take any intentional action that would cause the conditions upon the obligations of the parties hereto to effect the transactions contemplated hereby not to be fulfilled, including, without limitation, taking or causing to be taken any action that would cause the representations and warranties made by any party herein not to be true, correct and accurate as of the Closing, or in any way impairing the ability of Seller to satisfy its obligations as provided in Article VII.

6.2 Assist Performance. Buyers shall exercise their reasonable best efforts to cause to be fulfilled those conditions precedent to Seller’s obligations to consummate the transactions contemplated hereby which are dependent upon actions of Buyers and to make and/or obtain any necessary filings and consents in order to consummate the sale transaction contemplated by this Agreement.

VII. OBLIGATIONS OF SELLER PENDING CLOSING. Seller covenants and agrees that between the date hereof and the Closing:

7.1 Business as Usual. Split-Off Subsidiary shall operate and Seller shall cause Split-Off Subsidiary to operate in accordance with past practices and shall use best efforts to preserve its goodwill and the goodwill of its employees, customers and others having business dealings with Split-Off Subsidiary. Without limiting the generality of the foregoing, from the date of this Agreement until the Closing Date, Split-Off Subsidiary shall preserve and maintain Split-Off Subsidiary’s assets in their current operating condition and repair, ordinary wear and tear excepted. From the date of this Agreement until the Closing Date, Split-Off Subsidiary shall not (i) amend, terminate or surrender any material franchise, license, contract or real property interest, or (ii) sell or dispose of any of its assets except in the ordinary course of business. Neither Split-Off Subsidiary nor Buyers shall take or omit to take any action that results in Seller incurring any liability or obligation prior to or in connection with the Closing.

7.2 Not Impair Performance. Seller shall not take any intentional action that would cause the conditions upon the obligations of the parties hereto to effect the transactions contemplated hereby not to be fulfilled, including, without limitation, taking or causing to be taken any action which would cause the representations and warranties made by any party herein not to be materially true, correct and accurate as of the Closing, or in any way impairing the ability of Buyers to satisfy her obligations as provided in Article VI.

7.3 Assist Performance. Seller shall exercise its reasonable best efforts to cause to be fulfilled those conditions precedent to Buyers’ obligations to consummate the transactions contemplated hereby which are dependent upon the actions of Seller and to work with Buyers to make and/or obtain any necessary filings and consents. Seller shall cause Split-Off Subsidiary to comply with its obligations under this Agreement.

VIII. SELLER’S AND SPLIT-OFF SUBSIDIARY’S CONDITIONS PRECEDENT TO CLOSING. The obligations of Seller and Split-Off Subsidiary to close the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions precedent (any or all of which may be waived by Seller and InVivo in writing):

8.1 Representations and Warranties; Performance. All representations and warranties of Buyers contained in this Agreement shall have been true and correct, in all material respects, when made and shall be true and correct, in all material respects, at and as of the Closing, with the same effect as though such representations and warranties were made at and as of the Closing. Buyers shall have performed and complied with all covenants and agreements and satisfied all conditions, in all material respects, required by this Agreement to be performed or complied with or satisfied by Buyers at or prior to the Closing.

8.2 Additional Documents. Buyers shall deliver or cause to be delivered such additional documents as may be necessary in connection with the consummation of the transactions contemplated by this Agreement and the performance of their obligations hereunder.

8.3 Release by Buyers and Split-Off Subsidiary. At the Closing, Buyers and Split-Off Subsidiary shall execute and deliver to Seller a general release which in substance and effect releases Seller and InVivo from any and all liabilities and obligations that Seller and InVivo may owe to Buyers or Split-Off Subsidiary in any capacity, and from any and all claims that Buyers or Split-Off Subsidiary may have against Seller, InVivo or their respective managers, members, officers, directors, stockholders, employees and agents (other than those arising pursuant to this Agreement or any document delivered in connection with this Agreement).

IX. BUYERS’ CONDITIONS PRECEDENT TO CLOSING. The obligation of Buyers to close the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of each of the following conditions precedent (any and all of which may be waived by Buyers in writing):

9.1 Representations and Warranties; Performance. All representations and warranties of Seller and Split-Off Subsidiary contained in this Agreement shall have been true and correct, in all material respects, when made and shall be true and correct, in all material respects, at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing. Seller and Split-Off Subsidiary shall have performed and complied with all covenants and agreements and satisfied all conditions, in all material respects, required by this Agreement to be performed or complied with or satisfied by them at or prior to the Closing.

X. OTHER AGREEMENTS.

10.1 Expenses. Each party hereto shall bear its expenses separately incurred in connection with this Agreement and with the performance of its obligations hereunder.

10.2 Confidentiality. Buyers shall not make any public announcements concerning this transaction without the prior written agreement of InVivo, other than as may be required by applicable law or judicial process. If for any reason the transactions contemplated hereby are not consummated, then Buyers shall return any information received by Buyers from Seller or Split-Off Subsidiary, and Buyers shall cause all confidential information obtained by Buyers concerning Split-Off Subsidiary and its business to be treated as such.

10.3 Brokers’ Fees. In connection with the transaction specifically contemplated by this Agreement, no party to this Agreement has employed the services of a broker and each agrees to indemnify the other against all claims of any third parties for fees and commissions of any brokers claiming a fee or commission related to the transactions contemplated hereby.

10.4 Access to Information Post-Closing; Cooperation.

(a) Following the Closing, Buyers and Split-Off Subsidiary shall afford to Seller and its authorized accountants, counsel and other designated representatives, reasonable access (and including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to allow records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) within the possession or control of Buyers or Split-Off Subsidiary insofar as such access is reasonably required by Seller. Information may be requested under this Section 10.4(a) for, without limitation, audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and performing this Agreement and the transactions contemplated hereby. No files, books or records of Split-Off Subsidiary existing at the Closing Date shall be destroyed by Buyers or Split-Off Subsidiary after Closing but prior to the expiration of any period during which such files, books or records are required to be maintained and preserved by applicable law without giving Seller at least 30 days’ prior written notice, during which time Seller shall have the right to examine and to remove any such files, books and records prior to their destruction.

(b) Following the Closing, Seller shall afford to Split-Off Subsidiary and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) duplicating rights during normal business hours to Information within Seller’s possession or control relating to the business of Split-Off Subsidiary. Information may be requested under this Section 10.4(b) for, without limitation, audit, accounting, claims, litigation and tax purposes as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby. No files, books or records of Split-Off Subsidiary existing at the Closing Date shall be destroyed by Seller after Closing but prior to the expiration of any period during which such files, books or records are required to be maintained and preserved by applicable law without giving Buyers at least 30 days prior written notice, during which time Buyers shall have the right to examine and to remove any such files, books and records prior to their destruction.

(c) At all times following the Closing, Seller, Buyers and Split-Off Subsidiary shall use their reasonable efforts to make available to the other party on written request, the current and former officers, directors, employees and agents of Seller or Split-Off Subsidiary for any of the purposes set forth in Section 10.4(a) or (b) above or as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings in which Seller or Split-Off Subsidiary may from time to be involved.

(d) The party to whom any Information or witnesses are provided under this Section 10.4 shall reimburse the provider thereof for all out-of-pocket expenses actually and reasonably incurred in providing such Information or witnesses.

(e) Seller, Buyers, Split-Off Subsidiary and their respective employees and agents shall each hold in strict confidence all Information concerning the other party in their possession or furnished by the other or the other’s representative pursuant to this Agreement with the same degree of care as such party utilizes as to such party’s own confidential information (except to the extent that such Information is (i) in the public domain through no fault of such party or (ii) later lawfully acquired from any other source by such party), and each party shall not release or disclose such Information to any other person, except such party’s auditors, attorneys, financial advisors, bankers, other consultants and advisors or persons with whom such party has a valid obligation to disclose such Information, unless compelled to disclose such Information by judicial or administrative process or, as advised by its counsel, by other requirements of law.

(f) Seller, Buyers and Split-Off Subsidiary shall each use their best efforts to forward promptly to the other party all notices, claims, correspondence and other materials which are received and determined to pertain to the other party.

10.5 Guarantees, Surety Bonds and Letter of Credit Obligations. In the event that Seller is obligated for any debts, obligations or liabilities of Split-Off Subsidiary by virtue of any outstanding guarantee, performance or surety bond or letter of credit provided or arranged by Seller on or prior to the Closing Date, Buyers and Split-Off Subsidiary shall use their best efforts to cause to be issued replacements of such bonds, letters of credit and guarantees and to obtain any amendments, novations, releases and approvals necessary to release and discharge fully Seller from any liability thereunder following the Closing. Buyers and Split-Off Subsidiary, jointly and severally, shall be responsible for, and shall indemnify, hold harmless and defend Seller from and against, any costs or losses incurred by Seller arising from such bonds, letters of credits and guarantees and any liabilities arising therefrom and shall reimburse Seller for any payments that Seller may be required to pay pursuant to enforcement of its obligations relating to such bonds, letters of credit and guarantees.

10.6 Filings and Consents. Buyers, at their risk, shall determine what, if any, filings and consents must be made and/or obtained prior to Closing to consummate the purchase and sale of the Shares. Buyers shall indemnify the Seller Indemnified Parties (as defined in Section 12.1 below) against any Losses (as defined in Section 12.1 below) incurred by such Seller Indemnified Parties by virtue of the failure to make and/or obtain any such filings or consents. Recognizing that the failure to make and/or obtain any filings or consents may cause Seller to incur Losses or otherwise adversely affect Seller, Buyers and Split-Off Subsidiary confirm that the provisions of this Section 10.6 will not limit Seller’s right to treat such failure as the failure of a condition precedent to Seller’s obligation to close pursuant to Article VIII above.

10.7 Insurance. Buyers acknowledge that on the Closing Date, effective as of the Closing, any insurance coverage and bonds provided by Seller for Split-Off Subsidiary, and all certificates of insurance evidencing that Split-Off Subsidiary maintains any required insurance by virtue of insurance provided by Seller, will terminate with respect to any insured damages resulting from matters occurring subsequent to Closing.

10.8 Agreements Regarding Taxes.

(a) Tax Sharing Agreements. Any tax sharing agreement between Seller and Split-Off Subsidiary is terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year or a past year).

(b) Returns for Periods Through the Closing Date. Seller will include the income and loss of Split-Off Subsidiary (including any deferred income triggered into income by Reg. §1.1502-13 and any excess loss accounts taken into income under Reg. §1.1502-19) on Seller’s consolidated federal income tax returns for all periods through the Closing Date and pay any federal income taxes attributable to such income. Seller and Split-Off Subsidiary agree to allocate income, gain, loss, deductions and credits between the period up to Closing (the “Pre-Closing Period”) and the period after Closing (the “Post-Closing Period”) based on a closing of the books of Split-Off Subsidiary, and both Seller and Split-Off Subsidiary agree not to make an election under Reg. §1.1502-76(b)(2)(ii) to ratably allocate the year’s items of income, gain, loss, deduction and credit. Seller, Split-Off Subsidiary and Buyers agree to report all transactions not in the ordinary course of business occurring on the Closing Date after Buyers’ purchase of the Shares on Split-Off Subsidiary’s tax returns to the extent permitted by Reg. §1.1502-76(b)(1)(ii)(B). Buyers agrees to indemnify Seller for any additional tax owed by Seller (including tax owned by Seller due to this indemnification payment) resulting from any transaction engaged in by Split-Off Subsidiary during the Pre-Closing Period or on the Closing Date after Buyers’ purchase of the Shares. Split-Off Subsidiary will furnish tax information to Seller for inclusion in Seller’s consolidated federal income tax return for the period which includes the Closing Date in accordance with Split-Off Subsidiary’s past custom and practice.

(c) Audits. Seller will allow Split-Off Subsidiary and its counsel to participate at Split-Off Subsidiary’s expense in any audits of Seller’s consolidated federal income tax returns to the extent that such audit raises issues that relate to and increase the tax liability of Split-Off Subsidiary. Seller shall have the absolute right, in its sole discretion, to engage professionals and direct the representation of Seller in connection with any such audit and the resolution thereof, without receiving the consent of Buyers or Split-Off Subsidiary or any other party acting on behalf of Buyers or Split-Off Subsidiary, provided that Seller will not settle any such audit in a manner which would materially adversely affect Split-Off Subsidiary after the Closing Date unless such settlement would be reasonable in the case of a person that owned Split-Off Subsidiary both before and after the Closing Date. In the event that after Closing any tax authority informs Buyers or Split-Off Subsidiary of any notice of proposed audit, claim, assessment or other dispute concerning an amount of taxes which pertain to Seller, or to Split-Off Subsidiary during the period prior to Closing, Buyers or Split-Off Subsidiary must promptly notify Seller of the same within 15 calendar days of the date of the notice from the tax authority. In the event Buyers or Split-Off Subsidiary does not notify Seller within such 15 day period, Buyers and Split-Off Subsidiary, jointly and severally, will indemnify Seller for any incremental interest, penalty or other assessments resulting from the delay in giving notice. To the extent of any conflict or inconsistency, the provisions of this Section 10.8 shall control over the provisions of Section 12.2 below.

(d) Cooperation on Tax Matters. Buyers, Seller and Split-Off Subsidiary shall cooperate fully, as and to the extent reasonably requested by any party, in connection with the filing of tax returns pursuant to this Section and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Split-Off Subsidiary shall (i) retain all books and records with respect to tax matters pertinent to Split-Off Subsidiary relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) give Seller reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Seller so requests, Buyers agree to cause Split-Off Subsidiary to allow Seller to take possession of such books and records.

10.9 ERISA. Effective as of the Closing Date, Split-Off Subsidiary shall terminate its participation in, and withdraw from, any employee benefit plans sponsored by Seller, and Seller and Buyers shall cooperate fully in such termination and withdrawal. Without limitation, Split-Off Subsidiary shall be solely responsible for (i) all liabilities under those employee benefit plans notwithstanding any status as an employee benefit plan sponsored by Seller, and (ii) all liabilities for the payment of vacation pay, severance benefits, and similar obligations, including, without limitation, amounts which are accrued but unpaid as of the Closing Date with respect thereto. Buyers and Split-Off Subsidiary acknowledge that Split-Off Subsidiary is solely responsible for providing continuation health coverage, as required under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), to each person, if any, participating in an employee benefit plan subject to COBRA with respect to such employee benefit plan as of the Closing Date, including, without limitation, any person whose employment with Split-Off Subsidiary is terminated after the Closing Date.

XI. TERMINATION. This Agreement may be terminated at, or at any time prior to, the Closing by mutual written consent of Seller, Buyers and InVivo.

If this Agreement is terminated as provided herein, it shall become wholly void and of no further force and effect and there shall be no further liability or obligation on the part of any party except to pay such expenses as are required of such party.

XII. INDEMNIFICATION.

12.1 Indemnification by Buyers. Buyers covenant and agree to indemnify, defend, protect and hold harmless Seller and InVivo, and their respective officers, directors, employees, stockholders, agents, representatives and Affiliates (collectively, the “Seller Indemnified Parties”) at all times from and after the date of this Agreement from and against all losses, liabilities, damages, claims, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys’ fees and expenses of investigation), whether or not involving a third party claim and regardless of any negligence of any Seller Indemnified Party (collectively, “Losses”), incurred by any Seller Indemnified Party as a result of or arising from (i) any breach of the representations and warranties of Buyers set forth herein or in certificates delivered in connection herewith, (ii) any breach or nonfulfillment of any covenant or agreement (including any other agreement of Buyers to indemnify set forth in this Agreement) on the part of Buyers under this Agreement, (iii) any Assigned Asset or Assigned Liability or any other debt, liability or obligation of Split-Off Subsidiary, (iv) the conduct and operations, whether before or after Closing, of (A) the business of Seller pertaining to the Assigned Assets and Assigned Liabilities or (B) the business of Split-Off Subsidiary, (v) claims asserted, whether before or after Closing, (A) against Split-Off Subsidiary or (B) pertaining to the Assigned Assets and Assigned Liabilities, or (vi) any federal or state income tax payable by Seller or InVivo and attributable to the transactions contemplated by this Agreement. The obligations of Buyers under this Section, as between Buyers and the Seller Indemnified Parties, are joint and several.

12.2 Third Party Claims.

(a) Defense. If any claim or liability (a “Third-Party Claim”) should be asserted against any of the Seller Indemnified Parties (the “Indemnitee”) by a third party after the Closing for which Buyers have an indemnification obligation under the terms of Section 12.1, then the Indemnitee shall notify Buyers (the “Indemnitors”) within 20 days after the Third-Party Claim is asserted by a third party (said notification being referred to as a “Claim Notice”) and give the Indemnitor a reasonable opportunity to take part in any examination of the books and records of the Indemnitee relating to such Third-Party Claim and to assume the defense of such Third-Party Claim and in connection therewith and to conduct any proceedings or negotiations relating thereto and necessary or appropriate to defend the Indemnitee and/or settle the Third-Party Claim. The expenses (including reasonable attorneys’ fees) of all negotiations, proceedings, contests, lawsuits or settlements with respect to any Third-Party Claim shall be borne by the Indemnitors. If the Indemnitors agree to assume the defense of any Third-Party Claim in writing within 20 days after the Claim Notice of such Third-Party Claim has been delivered, through counsel reasonably satisfactory to Indemnitee, then the Indemnitors shall be entitled to control the conduct of such defense, and any decision to settle such Third-Party Claim, and shall be responsible for any expenses of the Indemnitee in connection with the defense of such Third-Party Claim so long as the Indemnitors continue such defense until the final resolution of such Third-Party Claim. The Indemnitors shall be responsible for paying all settlements made or judgments entered with respect to any Third-Party Claim the defense of which has been assumed by the Indemnitors. Except as provided on subsection (b) below, both the Indemnitor and the Indemnitee must approve any settlement of a Third-Party Claim. A failure by the Indemnitee to timely give the Claim Notice shall not excuse Indemnitor from any indemnification liability except only to the extent that the Indemnitors are materially and adversely prejudiced by such failure.

(b) Failure to Defend. If the Indemnitors shall not agree to assume the defense of any Third-Party Claim in writing within 20 days after the Claim Notice of such Third-Party Claim has been delivered, or shall fail to continue such defense until the final resolution of such Third-Party Claim, then the Indemnitee may defend against such Third-Party Claim in such manner as it may deem appropriate and the Indemnitee may settle such Third-Party Claim, in its sole discretion, on such terms as it may deem appropriate. The Indemnitors shall promptly reimburse the Indemnitee for the amount of all settlement payments and expenses, legal and otherwise, incurred by the Indemnitee in connection with the defense or settlement of such Third-Party Claim. If no settlement of such Third-Party Claim is made, then the Indemnitors shall satisfy any judgment rendered with respect to such Third-Party Claim before the Indemnitee is required to do so, and pay all expenses, legal or otherwise, incurred by the Indemnitee in the defense against such Third-Party Claim.

12.3 Non-Third-Party Claims. Upon discovery of any claim for which Buyers has an indemnification obligation under the terms of Section 12.1 which does not involve a claim by a third party against the Indemnitee, the Indemnitee shall give prompt notice to Buyers of such claim and, in any case, shall give Buyers such notice within 30 days of such discovery. A failure by Indemnitee to timely give the foregoing notice to Buyers shall not excuse Buyers from any indemnification liability except to the extent that Buyers is materially and adversely prejudiced by such failure.

12.4 Survival. Except as otherwise provided in this Section 12.4, all representations and warranties made by Buyers, Split-Off Subsidiary and Seller in connection with this Agreement shall survive the Closing. Anything in this Agreement to the contrary notwithstanding, the liability of all Indemnitors under this Article XII shall terminate on the fourth (4th) anniversary of the Closing Date, except with respect to (a) liability for any item as to which, prior to the fourth (4th) anniversary of the Closing Date, any Indemnitee shall have asserted a Claim in writing, which Claim shall identify its basis with reasonable specificity, in which case the liability for such Claim shall continue until it shall have been finally settled, decided or adjudicated, (b) liability of any party for Losses for which such party has an indemnification obligation, incurred as a result of such party’s breach of any covenant or agreement to be performed by such party after the Closing, (c) liability of Buyers for Losses incurred by a Seller Indemnified Party due to breaches of their representations and warranties in Article IV of this Agreement, and (d) liability of Buyers for Losses arising out of Third-Party Claims for which Buyers have an indemnification obligation, which liability shall survive until the statute of limitation applicable to any third party’s right to assert a Third-Party Claim bars assertion of such claim.

XIII. MISCELLANEOUS.

13.1 Definitions. Capitalized terms used herein without definition have the meanings ascribed to them in the Merger Agreement.

13.2 Notices. All notices and communications required or permitted hereunder shall be in writing and deemed given when received by means of the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or personal delivery, or overnight courier, as follows:

(a) If to Seller, addressed to:

InVivo Therapeutics Holding Corp.

One Broadway, 14th Floor

Cambridge, MA 02142

Attention: Frank M. Reynolds

Facsimile: (617) 225-4430

With a copy to (which shall not constitute notice hereunder):

Meister Seelig & Fein, LLP

140 East 45th Street

New York, NY 10017

Attention: Mitchell Lampert, Esq.

Facsimile: (646) 539-3675

(b) If to Buyers or Split-Off Subsidiary, addressed to:

Peter Reichard

100 Europa Drive, Suite 455

Chapel Hill, NC 27515-4321

Facsimile: (919) 933-2730

or to such other address as any party hereto shall specify pursuant to this Section 13.2 from time to time.

13.3 Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

13.4 Time. Time is of the essence with respect to this Agreement.

13.5 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

13.6 Further Acts and Assurances. From and after the Closing, Seller, Buyers and Split-Off Subsidiary agree that each will act in a manner supporting compliance, including compliance by its Affiliates, with all of its obligations under this Agreement and, from time to time, shall, at the request of another party hereto, and without further consideration, cause the execution and delivery of such other instruments of conveyance, transfer, assignment or assumption and take such other action or execute such other documents as such party may reasonably request in order more effectively to convey, transfer to and vest in Buyers, and to put Split-Off Subsidiary in possession of, all Assigned Assets and Assigned Liabilities, and to convey, transfer to and vest in Seller and Buyers, and to them in possession of, the Purchase Price Securities and the Shares (respectively), and, in the case of any contracts and rights that cannot be effectively transferred without the consent or approval of other Persons that is unobtainable, to use its best reasonable efforts to ensure that Split-Off Subsidiary receives the benefits thereof to the maximum extent permissible in accordance with applicable law or other applicable restrictions, and shall perform such other acts which may be reasonably necessary to effectuate the purposes of this Agreement.

13.7 Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties relating to the subject matter contained herein. This Agreement cannot be amended or changed except through a written instrument signed by all of the parties hereto and by InVivo. No provisions of this Agreement or any rights hereunder may be waived by any party without the prior written consent of InVivo.

13.8 Assignment. No party may assign his, her or its rights or obligations hereunder, in whole or in part, without the prior written consent of the other parties.

13.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts or choice of laws thereof.

13.10 Counterparts. This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts taken together shall constitute a single agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page was an original thereof.

13.11 Section Headings and Gender. The Section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter, and the singular shall include the plural, and vice versa, whenever and as often as may be appropriate.

13.12 Third-Party Beneficiary. Each of Seller, Buyers and Split-Off Subsidiary acknowledges and agrees that this Agreement is entered into for the express benefit of InVivo, and that InVivo is relying hereon and on the consummation of the transactions contemplated by this Agreement in entering into and performing its obligations under the Merger Agreement, and that InVivo shall be in all respects entitled to the benefit hereof and to enforce this Agreement as a result of any breach hereof.

13.13 Specific Performance; Remedies. Each of Seller, Buyers and Split-Off Subsidiary acknowledge and agree that InVivo would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each of Seller, Buyers and Split-Off Subsidiary agrees that InVivo will be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, subject to Section 13.9, in addition to any other remedy to which InVivo may be entitled, at law or in equity. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and are in addition to any other rights, obligations or remedies otherwise available at law or in equity, and nothing herein will be considered an election of remedies.

13.14 Submission to Jurisdiction; Process Agent; No Jury Trial.

(a) Each party to the Agreement hereby submits to the jurisdiction of any state or federal court sitting in the State of New York in any action arising out of or relating to this Agreement and agrees that all claims in respect of the action may be heard and determined in any such court. Each party to the Agreement also agrees not to bring any action arising out of or relating to this Agreement in any other court. Each party to the Agreement agrees that a final judgment in any action so brought will be conclusive and may be enforced by action on the judgment or in any other manner provided at law or in equity. Each party to the Agreement waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

(b) EACH PARTY TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY DEALINGS AMONG THEM RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. The scope of this waiver is intended to be all encompassing of any and all actions that may be filed in any court and that relate to the subject matter of the transactions, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party to the Agreement hereby acknowledges that this waiver is a material inducement to enter into a business relationship and that they will continue to rely on the waiver in their related future dealings. Each party to the Agreement further represents and warrants that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED ORALLY OR IN WRITING, AND THE WAIVER WILL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING HERETO. In the event of commencement of any action, this Agreement may be filed as a written consent to trial by a court.

13.15 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which that party has not breached will not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant.

[Signature page follows this page.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Split-Off Agreement as of the day and year first above written.

INVIVO THERAPEUTICS HOLDING CORP.

By:
Name:	Peter Reichard
Title:	President

DSOURCE SPLIT CORP.

By:
Name:	Peter Reichard
Title:	President

BUYERS

Peter Reichard

Lawrence Reichard

Peter Coker

Buyers	Purchase Price Security	Number
Peter Reichard	Common Stock	6,644,910

Lawrence Reichard	Common Stock	405,796

Peter Coker	Common Stock	7,696,848

*	As adjusted to reflect the 2.02898-for-1 forward stock split of the common stock of Seller, in the form of a dividend.

EXHIBIT B

FORM OF OPINION OF COUNSEL TO THE COMPANY

October 26, 2010

InVivo Therapeutics Holdings Corp.

100 Europa Drive, Suite 455

Chapel Hill, North Carolina 27517

Spencer Trask Ventures, Inc.

535 Madison Avenue, 18th Floor

New York, NY 10022

Re: Opinion Letter

Ladies and Gentlemen:

We have acted as special counsel for InVivo Therapeutics Corporation (the “Company”) in connection with the transactions contemplated by the (i) Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated October 26, 2010, by and among the Company, InVivo Therapeutics Holdings Corp. (formerly known as Design Source, Inc. (“Pubco”) and InVivo Therapeutics Acquisition Corp. and (ii) the Placement Agency Agreement, dated as October 4, 2010 (the “Placement Agency Agreement”), by and among the Company, Pubco and Spencer Trask Ventures, Inc. (“Spencer Trask”). This opinion (this “Opinion Letter”) is being delivered to you pursuant to Section 5.2(i) of the Merger Agreement and Section 6(h) of the Placement Agency Agreement. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Merger Agreement and the Placement Agency Agreement.

In our capacity as special counsel, we have examined the following instruments and documents, each of which, unless otherwise stated, is dated as of the date hereof:

(a) Merger Agreement;

(b) Split-Off Agreement by and among Pubco, Split-Off Subsidiary, the Buyers and the Company;

(c) General Release Agreement by and among the Company, Split-Off Subsidiary, the Buyers and Pubco;

October 26, 2010

(d) Placement Agency Agreement;

(e) Registration Rights Agreement by and among Pubco and the investors signatory thereto;

(f) Escrow Deposit Agreement among the Company, Pubco, Spencer Trask and Signature Bank, dated October 4, 2010;

(g) Subscription Agreement among Pubco and the investors signatory thereto;

(h) Agent Warrant;

(i) Warrants to be issued to the investors pursuant to the Memorandum;

(Items (a) through (i) being collectively referred to herein as the “Transaction Documents”);

(j) the certified copy of the Certificate of Incorporation of the Company, together with all amendments thereto, certified by Secretary of State of the State of Delaware on October 12, 2010 (the “Certificate of Incorporation”);

(k) the Certificate as to the Company issued by the Secretary of State of the State of Delaware dated October 21, 2010 (the “Delaware Certificate”);

(l) the Certificate as to the Company issued by the Secretary of the Commonwealth of Massachusetts dated October 20, 2010 (the “Massachusetts Certificate”);

(m) the Unanimous Written Consents of the Board of Directors of the Company dated as of September 1, 2010, September 30, 2010, October 2, 2010 and October 4, 2010;

(n) the Written Consent of the holders of a majority of the outstanding Common Stock of the Company;

(o) the By-Laws of the Company, as in effect as of the date hereof (the “By-Laws”);

(Items (j) through (o) being collectively referred to herein as the “Company Organizational Documents”); and

(i) the Memorandum.

We have examined the originals or copies, certified or otherwise identified to our satisfaction, of such documents and records, certificates of public officials and other instruments and have

October 26, 2010

conducted such other investigations of fact and law as we have deemed necessary or advisable for the purpose of rendering this opinion. As to various questions of fact, we have relied upon a certificate of the Company, a copy of which is annexed hereto as Exhibit A, and made a part hereof (the “Certificate”).

For purposes of this opinion letter, we have assumed, without independent investigation, (i) the genuineness of all signatures (other than the Company), (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as copies, and (iv) the correctness and accuracy of all facts, representations and warranties, set forth in all the Transaction Documents and certificates and reports delivered pursuant thereto and the binding effect of the Transaction Documents with respect to the parties thereto other than the Company, (v) that value has been given for the obligations incurred by the Company, and (vi) that the parties thereto other than the Company are bound by the Transaction Documents. The opinions hereinafter expressed are also subject to the foregoing and qualifications and conditions set forth hereafter.

Based upon the foregoing and subject to the qualifications, limitations, exceptions and assumption set forth herein, we are of the following opinion:

1. Based solely upon our review of the Company Organizational Documents, the Company is duly organized as a corporation and is validly existing and in good standing under the laws of the State of Delaware as of the date of the Delaware Certificate. Based solely upon our review of the Company Organizational Documents, the Company is qualified to do business in the Commonwealth of Massachusetts as of the date set forth in the Massachusetts Certificate.

2. Based solely upon our review of the Certificate of Incorporation, the authorized capital stock of the Company on the date hereof consists of (i) 5,000,000 shares of Common Stock, $0.001 par value per share, and (ii) 510 shares of Preferred Stock, $0.001 par value per share. Based solely upon the Certificate, upon the closing of the Offering, assuming full conversion of all of the Company’s outstanding convertible promissory notes (“Convertible Notes”) (exclusive of the $500,000 principal amount of convertible promissory notes issued in the Bridge Note Offering) in accordance with their terms, immediately prior to the closing of the Merger, 2,297,884 shares of the Company’s common stock and no shares of the Company’s preferred stock will be issued and outstanding.

3. Except as set forth in the Transaction Documents or the Memorandum and except for the Company’s 2007 Stock Option Plan, to our actual knowledge, based solely on the Certificate there are no outstanding or authorized options, warrants, rights agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its respective capital stock.

October 26, 2010

4. The execution, delivery and performance by the Company of the Transaction Documents to which it is a party and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of the Company and have been duly executed and delivered by the Company. Each of the Transaction Documents to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

5. The execution, delivery and performance by the Company of the Transaction Documents to which it is a party and the consummation by the Company of the transactions contemplated thereby will not: (i) violate the provisions of the Delaware General Corporation Law or any United States federal or state law, rule or regulation known to us to be currently applicable to the Company; (ii) violate the provisions of the Company’s Certificate of Incorporation or By-Laws; (iii) to our actual knowledge, violate any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Company; or (iv) to our actual knowledge, result in the breach or termination of any material term or provision of an agreement to which the Company is a party, except in any such case where the breach or violation would not have a material adverse effect upon the business (as currently conducted), financial condition, prospects or results of operation of the Company or its ability to perform its obligations under the Transaction Documents.

6. No consent, approval or authorization of, or other action by, and no notice to or filing with, any United States federal or state governmental authority on the part of the Company is required in connection with the valid execution and delivery of the Transaction Documents to which it is a party and the consummation by the Company of the transactions contemplated thereunder, except for (A) the notices and filings required by state and federal securities laws, (B) the Certificate of Merger to be filed with the Delaware Secretary of State, (C) any filings relating to public disclosure of the transactions contemplated by the Transaction Documents, (D) any required consent, approval, authorization, action or filing that has been obtained, performed or made by the Company, or (E) the provision following the Effective Date to those stockholders of the Company who did not consent to the Merger of the notice required by Section 262(d)(2) of the Delaware General Corporate Law.

Our opinions are also further subject to and limited by the following qualifications:

A. We express no opinion to the extent that the validity or enforceability of any provision of the Transaction Documents may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or assignment for the benefit of creditors, fraudulent transfer or conveyance, or similar state or federal laws and judicially developed doctrines relevant to any such laws, affecting the rights and remedies of creditors generally, (ii) general principles of equity (including, without limitation, the remedies

October 26, 2010

of specific performance and injunctive relief) and public policy considerations (including, without limitation, principles of commercial reasonableness, good faith and fair dealing) whether applied in proceedings in equity or at law, (iii) the discretion of the court or body before which any proceeding therefore may be brought, and (iv) the order of any court or body or any contractual relationship of which we have no knowledge.

B. We have assumed (without making independent investigation thereof) the due and proper execution of the Transaction Documents by all parties (other than the Company).

C. We have assumed that Pubco, Spencer Trask and any other party to the Transaction Documents (other than the Company) has legal existence, all requisite power and authority and has taken all necessary action for the due authorization, execution and delivery of the Transaction Documents to which it is a party and the other documents to which any person or entity is a party and to effect the transaction contemplated thereby and perform its respective obligations thereunder and with respect to all such persons (other than the Company) that such obligations are the legal valid and binding obligations of each such person, enforceable against it in accordance with their respective terms. We have assumed that each party to the Transaction Documents (other than the Company) has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce any of such documents to which it is a party. We have further assumed the full legal capacity of all individuals in connection with the execution, delivery of and performance under the Transaction Documents and the documents and transactions contemplated thereby, it being understood that we have no knowledge (having made no investigation thereof) that any signatory lacks such legal capacity.

D. In rendering this opinion letter we are acting solely in our capacity as special counsel to the Company in connection with the Merger and the Offering. Any reference to “our knowledge”, “knowledge”, “actual knowledge” or to any matters “known to us”, “our understanding,” “coming to our attention” or “of which we are aware” or any variation of any of the foregoing, shall mean the actual knowledge of those attorneys who are presently employees or partners of this firm who have rendered legal services to the Company in connection with the representation described in the introductory paragraph of this opinion letter. We have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of the Company in connection with these transactions. Moreover, without limiting the generality of the foregoing, we have not searched any computerized or electronic data bases or the dockets or records of any court, regulatory body or governmental authority or agency or other filing office in any jurisdiction or made any special or independent investigation or review of any judgments, decrees, franchises, certificates, permits or the like, and have made no independent search of the records of any judicial authority or governmental

October 26, 2010

agency affecting the parties to whom (or which) we are counsel. In addition, we have made no independent examination or investigation to verify the accuracy or completeness of any financial, accounting or other information furnished to any party or with respect to any other accounting or financial matters or provisions involving computations and express no opinion with respect thereto.

E. Our opinions hereinafter expressed are limited solely to the Delaware General Corporation Law, the laws of the State of New York, and the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction or the effect on the matters covered by the opinions contained herein of the laws of any other jurisdiction.

F. We have assumed that either (i) no consent, approval or authorization of, or other action by, and no notice to or filing with, any United States federal or state governmental authority on the part of the Company is required in connection with the valid execution and delivery of the Transaction Documents to which it is a party and the consummation by the Company of the transactions contemplated thereunder, except for (A) the notices and filings required by state and federal securities laws, (B) the Certificate of Merger to be filed with the Delaware Secretary of State, and (C) any filings relating to public disclosure of the transactions contemplated by the Transaction Documents, or (ii) any required consent, approval, authorization, action or filing has been obtained, performed or made by the Company.

G. We have assumed that there are no other agreements or understandings among the parties to any of the Transaction Documents or other documents contemplated thereby, written or oral, and there is no usage of trade or course of prior dealing among the parties thereto that would, in either case, define, supplement or qualify the terms of any such documents, except as expressly set forth in the Transaction Documents.

H. No opinion is expressed as to the applicability of any federal, state, local or foreign tax or laws or regulations to the transactions contemplated by the Transaction Documents, or the characterization or effectiveness of any such agreements or provisions thereof for tax purposes, or the applicability of, compliance with or waiver of any tax laws or filings.

I. No opinion is expressed as to the applicability of any federal, state, local or foreign securities laws or regulations to the transactions contemplated by the Transaction Documents, or the characterization or effectiveness of any such agreements or provisions thereof for securities purposes, except with regard to the opinion expressed in paragraph 6 above.

J. We render no opinion with respect to (i) the compliance with or impact of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (as amended) on the transactions

October 26, 2010

contemplated by the Transaction Documents, (ii) whether the Company or any beneficial owner of an interest therein is a person or an entity with whom Spencer Trask is restricted from doing business under (a) regulations of the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) including, without limitation, any person listed on the Specifically Designated Nationals and Blocked Person List maintained by OFAC (or any similar list maintained by OFAC, collectively, the “OFAC List”), or (b) any similar regulations, statutes, laws, lists, or executive orders established or promulgated by the United States government or any agency thereof (the regulations, statutes, laws, lists and executive orders referred to in clauses (a) and (b) above are collectively referred to as the “Regulations”) and (iii) whether the Company will directly or indirectly, conduct any business with or engage in any transaction with any person named on the OFAC List, any person included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with, any person named on the OFAC List, or any other person with whom Spencer Trask is restricted from doing business under any Regulations.

K. Certain remedies, waivers and other provisions or requirements of the Transaction Documents may not be enforceable or may be subject to certain procedural requirements therein. No opinion is expressed as to the validity, legally binding nature or enforceability of (i) any provision contained in any Transaction Document with respect to indemnification or contribution to the extent the enforcement thereof contravenes public policy, (ii) any non-competition, non-disclosure or non-interference provision contained in any Transaction Document, (iii) any provision contained in any Transaction Document purporting to allow the collection of attorneys’ fees or the expenses incurred by any party in enforcing its rights under such Transaction Document, (iv) any provisions contained in any Transaction Document relating to waiver of remedies (or the delay or omission of enforcement thereof) or the availability of specific performance as an available remedy, or (v) any provision contained in any Transaction Document purporting to modify or toll an applicable statute of limitations.

The opinions expressed herein are based upon currently existing statutes, rules, regulations and judicial decisions and are rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions expressed herein. This Opinion Letter is limited solely to the matters set forth above. No other opinion is intended, nor should any other opinion be inferred herefrom. This Opinion Letter is rendered only to the addressees and is solely for the addressees' benefit in connection with the transactions contemplated by the Transaction Documents.

October 26, 2010

This Opinion Letter may not be relied upon by the addressees for any other purpose without our prior express written consent.

Very truly yours,

/s/ Meister Seelig & Fein LLP

MEISTER SEELIG & FEIN LLP

Exhibit C

488 Madison Ave, 12th Floor
New York, NY 10022-5718	T: 212.400.6900
www.gottbetter.com	F: 212.400.6901

October 26, 2010

InVivo Therapeutics Holdings Corp.

100 Europa Drive, Suite 455

Chapel Hill, NC 27517

Spencer Trask Ventures, Inc.

535 Madison Avenue, 12th Floor

New York, NY 10022

Re:	InVivo Therapeutics Holdings Corp.
InVivo Therapeutics Corporation

Ladies and Gentlemen:

This opinion is being furnished in connection with (i) that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated October 26, 2010, among InVivo Therapeutics Holdings Corp. (f/k/a Design Source, Inc.), a Nevada corporation (the “Parent”), InVivo Therapeutics Acquisition Corp., a Delaware corporation (the “Acquisition Subsidiary”), and InVivo Therapeutics Corporation, a Delaware corporation (the “Company”), and (ii) that certain Placement Agency Agreement (the “PA Agreement”), dated October 4, 2010, among the Parent, the Company and Spencer Trask Ventures, Inc. (the “Placement Agent”). We have acted as counsel to the Parent, the Acquisition Subsidiary, and DSource Split Corp. (the “Split-Off Subsidiary) as applicable, in connection with the Merger Agreement, the merger (the “Merger”) which is the subject of the Merger Agreement, the private placement offering (“PPO”) which is the subject of the PA Agreement, and related transactions (collectively with the Merger and PPO, the “Transactions”) conducted in connection therewith. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement and/or the PA Agreement.

As counsel to the Parent and the Acquisition Subsidiary, we have examined and are familiar with and have relied upon the following documents:

(a)	the Articles of Incorporation and Bylaws of the Parent and the Certificate of Incorporation and Bylaws of the Acquisition Subsidiary, each as amended to date;

(b)	certificates of the Secretary of State of the States of Nevada and Delaware, dated as of a recent date, attesting to the continued legal existence and corporate good standing of the Parent and the Acquisition Subsidiary in Nevada and Delaware, respectively (the “State Certificates”);

(c)	the Unanimous Written Consents of Parent’s Board of Directors dated October 4, 2010, as of October 4, 2010, and October 26, 2010;

(d)	the Unanimous Written Consent of Acquisition Subsidiary’s Board of Directors dated as of October 7, 2010;

(e)	the Written Consent of the shareholders of the Acquisition Subsidiary dated October 25, 2010;

(f)	the Unanimous Written Consent of the Split-Off Subsidiary’s Board of Directors dated as of October 8, 2010;

(g)	the Memorandum;

(h)	an Officer’s Certificate from the Parent and the Acquisition Subsidiary to Gottbetter & Partners, LLP, dated as of the date hereof (the “Officer’s Certificate”), a copy of which is attached hereto as Exhibit A;

(i)	the Merger Agreement;

(j)	the PA Agreement,

(k)	the Split-Off Agreement by and among Parent, the Split-Off Subsidiary, and Peter A. Reichard, Peter L. Coker and Lawrence Reichard;

(l)	the General Release Agreement by and among Parent, the Split-Off Subsidiary, and Peter A. Reichard, Peter L. Coker and Lawrence Reichard;

(m)	the Registration Rights Agreement by and among Parent and (i) subscribers to the PPO; and (ii) persons exchanging Company bridge warrants for Pubco warrants;

(n)	the Escrow Deposit Agreement dated October 4, 2010 among Parent, the Company, the Placement Agent and Signature Bank;

(o)	the Subscription Agreements among Parent and the PPO subscribers;

(p)	the form of the certificate representing the Parent Common Stock;

(q)	the form of the Agent Warrant;

(r)	the form of the Investor Warrant; and

(s)	such other documents, instruments and certificates (including but not limited to certificates of public officials) as we have considered necessary for purposes of this opinion.

The Merger Agreement and the PA Agreement (the Merger Agreement and the PA Agreement, together with all other documents and instruments contemplated by the Merger and PPO including, but not limited to, the Escrow Deposit Agreement, Investor Warrants, Agent

Warrants, Parent Bridge Warrants, Registration Rights Agreement, Split-Off Agreement, General Release Agreement, and the Subscription Agreements, are hereinafter referred to collectively as the “Transaction Documents”).

In our examination of the documents described above, we have assumed the genuineness of all signatures (other than those of the Parent, Acquisition Subsidiary and Split-Off Subsidiary), the legal capacity of all individual signatories, the completeness of all corporate records provided to us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such latter documents.

In rendering this opinion, we have relied, as to all questions of fact material to this opinion, upon certificates of public officials and the Officer’s Certificate. We have not attempted to verify independently such facts, although nothing has come to our attention which would lead us to question the accuracy of such certificates or representations and warranties. We have also assumed, without independent investigation, that no addressee of this opinion letter has any actual knowledge that any of our factual assumptions or opinions is inaccurate.

Any reference herein to “our knowledge,” or to any matter “known to us,” “coming to our attention” or “of which we are aware,” or any variation of any of the foregoing shall mean the conscious awareness of the attorneys in this firm who have rendered substantive attention to the Transactions of the existence or absence of any facts which would contradict our opinions set forth below. We have not undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of the Parent and the Acquisition Subsidiary. Without limiting the foregoing, we have not conducted a search of any electronic databases or the dockets of any court, administrative or regulatory body, agency or other filing office in any jurisdiction.

Our opinions set forth below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting the rights of creditors generally, (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing, and (iii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing. Furthermore, we express no opinion as to the availability of any equitable or specific remedy upon any breach of any of the agreements as to which we are opining herein, or any of the agreements, documents or obligations referred to therein, or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any equitable defense may be subject to the discretion of a court.

Our opinions expressed, insofar as they relate to the due organization, valid existence and good standing of the Parent and Acquisition Subsidiary, are based solely on the State Certificates, and are limited accordingly, and, as to such matters, our opinions are rendered as of the respective dates of such certificates. We express no opinion as to the tax good standing of the Parent or the Acquisition Subsidiary in any jurisdiction.

We are expressing no opinion herein with respect to compliance by the Parent or the Acquisition Subsidiary with state or provincial securities or “blue sky” laws, or with any state, provincial or federal securities antifraud laws.

We are opining herein solely as to the state laws of the State of New York and the federal laws of the United States of America. To the extent that any other laws govern any of the matters as to which we are opining below, we have assumed, with your permission and without independent investigation, that such laws are identical to the state laws of the State of New York, and we express no opinion as to whether such assumption is reasonable or correct.

For purposes of our opinions rendered below, we have assumed that the facts and law governing the future performance by the Parent and the Acquisition Subsidiary of their respective obligations will be identical to the facts and law governing its performance on the date of this opinion.

Based upon and subject to the foregoing, we are of the opinion that:

1.	Each of the Parent, the Acquisition Subsidiary and the Split-Off Subsidiary (a) is a corporation incorporated, in good standing and existing under the Laws of its jurisdiction of incorporation, (b) has the corporate power to own, lease and operate its properties and carry on its business as described in its Articles/Certificate of Incorporation and in Parent’s Annual Report on Form 10-K for the year ended March 31, 2010, and (c) has authority to enter into and perform its obligations under the Merger Agreement, the PA Agreement and each of the other Transaction Documents to which it is a party. Each of the Parent, the Acquisition Subsidiary and the Split-Off Subsidiary is duly qualified, licensed or registered to carry on business in each jurisdiction in which the nature of its business or assets requires it to be qualified, licensed or registered, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on its business (as currently conducted) or financial condition, prospects or results of operations (a “Material Adverse Effect”).

2.	To our knowledge, the Parent has filed all reports required to be filed by it under the Securities Exchange Act of 1934 (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof.

3.	The authorized capital stock of the Parent on the date hereof consists of 100,000,000 shares of Parent Common Stock, $0.00001 par value per share, of which 22,762,027 shares were issued and outstanding as of the date of the Merger Agreement, after giving effect to a 2.02898-for-1 forward stock split in the form of a stock dividend (the “Stock Split”) to stockholders of record on October , 2010, but without giving effect to the Merger, the PPO, the cancellation of 1,014,490 shares of Parent Common Stock and the surrender and cancellation, pursuant to the Split-Off, of 14,747,555 shares of Parent Common Stock. All of the issued and outstanding shares of capital stock of the Parent are duly authorized, validly issued, fully paid, non-assessable and free of any statutory or, to our knowledge, contractual or other preemptive rights. Except as set forth in the Transaction Documents and as contemplated by the PPO, to the best of our knowledge, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent or the Acquisition Subsidiary is a party or which are binding upon the Parent or the Acquisition Subsidiary providing for the issuance or redemption of any of their respective capital stock. All of the issued and outstanding shares of capital stock of the Parent were issued in compliance with the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), or valid exemptions therefrom.

4.	The execution, delivery and performance by each of the Parent, the Acquisition Subsidiary and the Split-Off Subsidiary of each of the Transaction Documents to which it is a party and the consummation by each of them of the Transactions contemplated thereby:

a.	have been duly authorized by all necessary corporate action on the part of each of Parent and the Acquisition Subsidiary;

b.	do not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, result in the termination of or conflict with, or allow any other Person to exercise any rights under any of the terms or provisions of its Articles/Certificate of Incorporation or by-laws or any material contract known to us to which it is a party;

c.	will not result in the violation of any Law; and

d.	will not violate any judgment, decree, order or award known to us of any court, governmental body or arbitrator having jurisdiction over the Parent or Acquisition Subsidiary.

5.	Each of the Transaction Documents to which the Parent and the Acquisition Subsidiary are a party has been duly executed and delivered by the Parent or the Acquisition Subsidiary, as the case may be, and constitutes the legal, valid and binding obligation of the Parent or the Acquisition Subsidiary, as the case may be, enforceable against it in accordance with its terms.

6.	To our knowledge, there is no litigation or legal proceeding pending or threatened (a) against (i) the Parent or Acquisition Subsidiary that could have, individually or in the aggregate, a Material Adverse Effect on the Parent or Acquisition Subsidiary or (ii) any Affiliate of the Parent or Acquisition Subsidiary, which litigation or legal proceeding could have a Material Adverse Effect on the Parent or Acquisition Subsidiary or wherein such Affiliate has an interest in the litigation or proceeding that is adverse to the Parent’s or Acquisition Subsidiary’s interest, or (b) that challenges or seeks to prevent, enjoin or otherwise delay the Transactions.

7.	The 31,647,190 shares of Parent Common Stock to be issued pursuant to the Merger will, when so issued, be validly issued, fully paid and non-assessable.

8.	The 5,915,615 shares of Parent Common Stock reserved for issuance upon the exercise of Parent Options to be issued in connection with the Merger will, when so issued and delivered against payment therefor as provided in the Parent Options, be validly issued, fully-paid and non-assessable.

9.	The 600,000 shares of Parent Common Stock to be issued upon the exercise of the Parent Bridge Warrants will, when so issued and delivered against payment therefor as provided in the Parent Bridge Warrants, be validly issued, fully-paid and non-assessable.

10.	The shares of Parent Common Stock to be issued in the PPO will, when so issued, sold and delivered against payment therefore in accordance with the provisions of the Subscription Agreements, be validly issued, fully-paid and non-assessable. The shares of Parent Common Stock to be issued upon the exercise of the Investor Warrants and Agent Warrants, will, when so issued and delivered, against payment therefor as provided in the Investor Warrants or Agent Warrants, as applicable, be validly issued, fully-paid and non-assessable.

11.	The shares of Parent Common Stock to be issued pursuant to the Merger (including the shares issuable upon the exercise of the Parent Options and the Parent Bridge Warrants) and the shares of Parent Common Stock to be issued in the PPO (including the shares of Parent Common Stock to be issued upon the exercise of the Investor Warrants and Agent Warrants), assuming that they are offered and sold in the manner contemplated by the Memorandum will be issued pursuant to valid exemptions from the registration requirements of the Securities Act, will not be registered under the Securities Act and will constitute “restricted securities” thereunder. The certificates representing these shares will contain legends restricting their transfer under the Securities Act.

12.	The PPO Shares, the Parent Bridge Warrants, the Investor Warrants, the Agent Warrants, and the shares of Common Stock issuable upon exercise of the Parent Bridge Warrants, Investor Warrants and the Agent Warrants, have been duly authorized for issuance by all necessary corporate action on the part of the Parent. The issuance of the PPO Shares, the Parent Bridge Warrants, the Investor Warrants and the Agent Warrants and the shares of Common Stock issuable upon exercise of the Parent Bridge Warrants, Investor Warrants and the Agent Warrants are not subject to any statutory or, to our knowledge, contractual or other preemptive rights. A sufficient number of authorized but unissued shares of Parent Common Stock have been reserved for issuance upon exercise of the Parent Bridge Warrants, Investor Warrants and the Agent Warrants.

13.	Either (i) no consent, approval or authorization of, or other action by, and no notice to or filing with, any United States federal or state governmental authority on the part of the Parent is required in connection with the valid execution and delivery of the Transaction Documents to which it is a party and the consummation by the Parent of the transactions contemplated thereunder, except for (A) the filing of a Form D that may be filed with the United States Securities and Exchange Commission; (B) any filings under the securities laws of the various jurisdictions in which the Shares, Investor Warrants and Agent Warrants are being offered and sold in the PPO; (C) the Certificate of Merger to be filed with the Delaware Secretary of State; and (D) any filings relating to public disclosure of the transactions contemplated by the Transaction Documents, or (ii) any required consent, approval, authorization, action or filing has been obtained, performed or made by the Parent.

This opinion is provided to you as a legal opinion only and not as a guaranty or warranty of the matters discussed herein. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent .developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.

This opinion is rendered only to you and is solely for your benefit in connection with the Transaction Documents and the Transactions. This opinion may not be relied upon by you for any other purpose, nor may this opinion be provided to, quoted to or relied upon by any other person or entity for any purpose without our prior written consent. Notwithstanding the foregoing, this opinion may be relied upon by. Continental Stock Transfer & Trust Company of New York (the “Transfer Agent”) in its capacity as the Parent’s transfer agent.

Very truly yours,

GOTTBETTER & PARTNERS, LLP